Exhibit 3.12

LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

AMONG

GLCC LAUREL, LLC,

LAUREL INDUSTRIES HOLDINGS, INC.

AND

GREAT LAKES CHEMICAL CORPORATION

- i -

- ii -

- iii -

LIMITED LIABILITY COMPANY OPERATING AGREEMENT

OF

GLCC LAUREL, LLC

This OPERATING AGREEMENT (this “Agreement”) is entered into effective as of April 23, 2004 (“Effective Date”), among the Persons who are identified as Members on Exhibit A and GLCC Laurel, LLC (the “Company”). Capitalized terms used in this Agreement have the meanings stated in Exhibit B.

ARTICLE I

THE COMPANY

SECTION 1.1 Formation. The Members have caused the formation of, and agree to operate the Company as a limited liability company under and pursuant to the Act’s provisions and upon this Agreement’s terms and conditions. Simultaneously with the execution of this Agreement, each Person listed on Exhibit A was admitted as a Member as of the Effective Date. The rights and liabilities of the Members will be as provided under the Act, the Certificate, and this Agreement.

SECTION 1.2 Name. The Company’s name is GLCC Laurel, LLC, and all the Company’s business will be conducted in that name.

SECTION 1.3 Purpose. The Company’s purpose is to operate the Business and to do all acts necessary, appropriate, proper, advisable, incidental, or convenient to, or in furtherance of, that purpose with the aim of maximizing profits for the Business. In furtherance of the Company’s stated purpose, the Company shall not (a) sell any Antimony Products for less than Full Cost except pursuant to any agreement which may constitute a portion of either Member’s initial contribution pursuant to the Asset Contribution Agreement, (b) engage in any commodity hedging activities, provided, however, that nothing herein shall be construed as prohibiting the Company from engaging in the hedging of natural gas as conducted with PMEX by GL Mexico as of the date hereof or as may be hereafter modified, extended or amended, or (c) enter into any supply agreement with a term in excess of one year; provided, however, that the Company may enter into a contract with a term of one year or less with a maximum of one year’s extension period at the option of the Company; and provided further, however, that the Company may enter into the Related Agreements and may assume, perform and become a party to any supply agreement which may constitute a portion of either Member’s initial contribution pursuant to the Asset Contribution Agreement,

SECTION 1.4 Principal Place of Business. The Company’s principal place of business will be at 1 Great Lakes Boulevard, West Lafayette, Indiana, 47906. The Company’s registered office in the State of Delaware initially is located at Corporation Services Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

SECTION 1.5 Term. The Company’s term will continue until the Company’s winding up and liquidation is completed following a Dissolution Event, as provided in Article XII.

SECTION 1.6 Filings; Agent for Service of Process.

(a) The Members hereby agree to cause the Certificate to be filed in the office of the Secretary of State of the State of Delaware. The Management Committee will take any and all other actions reasonably necessary to perfect and maintain the Company’s status as a limited liability company under the laws of the State of Delaware. The Members and the Management Committee will execute and cause to be filed original or amended certificates and will take any and all other actions reasonably necessary to perfect and maintain the status of the Company as a limited liability company or similar type of entity under the laws of any other jurisdictions in which the Company engages in business.

(b) The registered agent for service of process on the Company in the State of Delaware will be Corporation Services Company or any successor appointed by the Members.

(c) Upon the Company’s dissolution and completion of the winding up and liquidation in accordance with Article XII, the Management Committee will promptly execute and cause to be filed a certificate of cancellation in Delaware and any other appropriate documentation in any other jurisdictions in which the Management Committee deems a filing necessary or advisable.

SECTION 1.7 Independent Activities. Except as otherwise set forth herein, neither this Agreement nor any activity undertaken pursuant to this Agreement will prevent any Member, Manager, their Affiliates, or any of their respective agents, representatives, or employees from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise, and any such activities may be undertaken without having or incurring any obligation to offer any interest in those activities to the Company or any Member, or require any Member or Manager to permit the Company or any other Manager, Member, or any of their respective Affiliates to participate in any of those activities. As a material part of the consideration for each Member executing this Agreement, each Member hereby waives, relinquishes, and renounces any such right or claim of participation. Except as otherwise set forth herein, each Member will not take any action whatsoever (a) to use, market, sell or promote any products manufactured and sold in the Business in order to promote, further or benefit the sale of any other products sold by that Member or any of its Affiliates or (b) otherwise operate the Business in a manner designed to promote, further or benefit the business of that Member or any of its Affiliates at the cost, expense or disadvantage of the other Members or the Company. This Section 1.7 is subordinate to, and will not in any manner supercede, a Member’s obligation not to compete with the Company as specified in Section 6.8 of this Agreement or the Master Transaction Agreement. For purposes of clarification, each Member agrees that, notwithstanding any provision of this Agreement or the Master Transaction Agreement, GL and Oxy shall be permitted to engage without restriction in an Excluded Business. Notwithstanding the foregoing, each Member agrees that (i) GL shall be permitted to engage, without restriction, in an Excluded

Business to the extent, and only to the extent, that GL does not sell or offer any Antimony Product either together with, in conjunction with or bundled with any GL product in a manner that promotes, furthers or benefits the sale of the applicable GL product at the expense of the Antimony Products sold by the Company other than by offering a product as a substitute for an Antimony Product and (iii) neither Member nor its Affiliates shall engage in the business of developing, manufacturing, purchasing, or otherwise acquiring, using, distributing, marketing, exchanging, or selling catalysts based on antimony used in polyethylene terephthalate production.

SECTION 1.8 Exclusive Sales Agency. Notwithstanding any other provision of this Agreement, except as otherwise provided in the Services Agreement, GL will be the exclusive sales agent for the Company, and all transactions for the sale of products in the operation of the Business will be administered by and through GL, any of its Affiliates, or its duly authorized sales agents or other designated representatives pursuant to the Services Agreement.

SECTION 1.9 Employee Matters. The Members intend that the Company shall not have any employees but instead shall use the services of GL and its Affiliates pursuant to the Services Agreement and the GL Secundment Agreement and employees of Occidental Chemical Corporation and its Affiliates pursuant to the Plant Services Agreement. Notwithstanding the foregoing, the Members may agree to amend this Agreement at any time in order to provide that the Company may hire employees and shall at such time enter into appropriate employment arrangements and establish mutually agreeable employee benefits.

ARTICLE II

MEMBERS’ CAPITAL CONTRIBUTIONS

SECTION 2.1 Initial Capital Contributions. The name, address, initial Capital Contribution, and initial Percentage Interest of each of the Members, along with the initial Gross Asset Value of each Member’s initial Capital Contribution, is stated on Exhibit A, as the same may be amended from time to time. The Members and the Company acknowledge and agree that the Gross Asset Value of each Member’s initial Capital Contribution stated on Exhibit A as of the Closing Date shall represent a good faith estimate of the Gross Asset Value of each Member’s initial Capital Contribution, and the Members shall amend Exhibit A promptly upon determination of the actual amount of the Gross Asset Value of each Member’s initial Capital Contribution, which determination shall be completed within 45 days after the Closing Date, The Members intend that the initial Capital Contribution will qualify as a tax-free contribution under Section 721 of the Code. The Members agree that the Company will so file its tax return, and each Member agrees to file its tax return on the same basis and to maintain that position consistently at all times thereafter.

SECTION 2.2 Additional Capital Contributions. A Member shall be required to make Additional Capital Contributions only with Unanimous Written Consent, in which event the Company will issue to the contributing Members additional Units in an amount specified in the Unanimous Written Consent. However, if the Unanimous Written Consent provides that less than all Members will make an Additional Capital Contribution, the additional Units received by each Member making an Additional Capital Contribution will be calculated to increase that

Member’s percentage interest in the Company by the same percentage that the Member’s Additional Capital Contribution increases the Company’s book value. A Member may voluntarily make Additional Capital Contributions after giving written notice (the “Contribution Notice”) to the other Member of its intent to do so and allowing the other Member the opportunity to make a comparable Additional Capital Contribution. Any such voluntary Additional Capital Contribution may be made by the Members electing to participate on or after the date which is 30 days after delivery of the Contribution Notice to the other Member. The additional Units received by each Member electing to make a voluntary Additional Capital Contribution will be calculated to increase that Member’s percentage interest in the Company by the same percentage that the Member’s Additional Capital Contribution increases the Company’s book value. Each Member specifically waives any preemptive rights to purchase additional Units from the Company except as provided in this Section 2.2, and no Member will otherwise have the right or obligation to make any Capital Contribution except as set forth in Section 2.1 and this Section 2.2.

SECTION 2.3 Capital Accounts. Each Member’s Capital Account will be determined and maintained in accordance with Regulation § 1.704-1(b)(2)(iv) as reasonably interpreted by the Tax Matters Partner. The Tax Matters Partner will have the discretion, after consultation with the other Members, to make those determinations, valuations, adjustments and allocations with respect to each Member’s Capital Account as it deems appropriate so that the allocations made pursuant to this Agreement will have substantial economic effect as such terra is used in Regulation §1.704-1(b).

ARTICLE III

ALLOCATIONS

SECTION 3.1 Book Allocations. After giving effect to the special allocations set forth in Section 3.2 and Section 3.3 and, in the case of Losses, subject to Section 3.4, Profits and Losses for book purposes will be allocated to the Members in proportion to their Percentage Interests. As used in this Section, “book” means the allocations used to determine debits and credits to the Members’ Capital Accounts and to determine the amounts distributable to the Members pursuant to Article IV and Section 12.2(iii).

SECTION 3.2 Special Allocations. The following special allocations will be made in the following order to take into account the possibility of the Members having deficit Capital Account balances for which they are not economically responsible and the effect of the Company incurring nonrecourse debt, directly or indirectly:

(a) Company Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Article III, if there is a net decrease in Company Minimum Gain during any Allocation Year, each Member will be specially allocated items of Company income and gain for that Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to that Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and will be interpreted consistently with those Regulations.

(b) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article III, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Allocation Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to that Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), will be specially allocated items of Company income and gain for that Allocation Year (and, if necessary, subsequent Allocation Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and will be interpreted consistently with those Regulations.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations Section 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain will be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of that Member as quickly as possible, provided that an allocation pursuant to this Section 3.2(c) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article III have been tentatively made as if this Section 3.2(c) were not in this Agreement.

(d) Gross Income Allocation. If any Member has a deficit Capital Account at the end of any Allocation Year that is in excess of the sum of (i) the amount that Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Member will be specially allocated items of Company income and gain in the amount of that excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) will be made only if and to the extent that the Member would have a deficit Capital Account in excess of that sum after all other allocations provided for in this Article III have been made as if Section 3.2(c) and this Section 3.2(d) were not in this Agreement.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Allocation Year will be specially allocated to the Members in proportion to their respective Percentage Interests.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Allocation Year will be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which those Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g) Section 754 Election Allocations. Income and deductions of the Company that are attributable to the Section 754 election shall be allocated to the Members entitled thereto pursuant to Regulation Section 1.704-1(b)(2)(iv)(m).

SECTION 3.3 Curative Allocations. The allocations set forth in Section 3.2 (the “Regulatory Allocations”) may not be consistent with the manner in which the Members intend to divide Profits, Losses, and similar items. Therefore, the Management Committee will make offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance that Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 3.1.

SECTION 3.4 Loss Limitation. Losses allocated pursuant to Section 3.2 will not exceed the maximum amount of Losses that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Allocation Year. If some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Losses pursuant to Section 3.2, the limitation set forth in this Section 3.4 will be applied on a Member-by-Member basis and Losses not allocable to any Member as a result of that limitation will be allocated to the other Members in accordance with the positive balances in those Members’ Capital Accounts so as to allocate the maximum permissible Losses to each Member under Regulations Section 1.704-1(b)(2)(ii)(d).

SECTION 3.5 Tax Allocations.

(a) General Rule. Except as otherwise provided in the following paragraphs of this Section 3.5, allocations for federal income tax purposes of items of income, gain, loss and deduction, and credits and basis therefor, will be made in the same manner as book allocations are made.

(b) Elimination of Book/Tax Disparities. Taxable income and tax deductions will be shared among the Members so as to take into account the variation between the Gross Asset Value at the time of contribution hereunder and the adjusted tax basis of the Contributed Properties at such time and at each time such properties are revalued.

(i) To account for such variation, effective as of the formation of the Company:

(A)	the depreciation and other deductions attributable to the basis that the contributing Member had in the Contributed Properties at the time of contribution will be allocated to such contributing Member, and

(B)	upon disposition of a Contributed Property, the excess of its initial Gross Asset Value at the time of contribution hereunder over its tax basis at such time (i.e., pre-contribution gain) will be allocated to the Member who contributed the property.

(ii) If the Gross Asset Value of a Company property is revalued pursuant to subparagraph (ii) of the definition of Gross Asset

Value as of a date subsequent to the date of its acquisition by the Company, the portion of its Gross Asset Value at the time of its disposition that is attributable to the increase or decrease resulting from such revaluation:

(A)	will be disregarded in applying Section 3.5(b)(i)(B) to the Member who contributed such property, and

(B)	will be treated for purposes of this Section 3.5(b) as a separate property that was contributed on the revaluation date by the persons who were Members immediately prior to the revaluation date.

(iii) The Members agree that the foregoing allocations constitute a reasonable method for purposes of Reg. 1.704-3(a)(1) and will be so reported and defended by the Company and all Members unless and until the Members otherwise agree or a court otherwise requires.

(iv) Tax allocations made pursuant to this Section 3.5(b) are solely for purposes of federal, state, and local taxes and will not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. Notwithstanding any other provision of this Agreement or any of the Related Agreements, neither Member shall have any liability to the other Member with respect to allocations made pursuant to this Section 3.5.

ARTICLE IV

DISTRIBUTIONS

SECTION 4.1 Distributions. Except as otherwise provided in this Section 4.1 or in Section 12.2, Available Cash, if any, will be distributed not later than the 60th day after March 31 of each Fiscal Year to the Members in proportion to their Percentage Interests; provided, however, that the Company shall first pay any outstanding portion of the Non-Contingent Amount from that Available Cash before making such distribution and the remaining portion of that Available Cash shall be distributed not later than the 60th day after March 31 of each Fiscal Year to the Members in proportion to their Percentage Interests. Notwithstanding the foregoing, in the event all or any portion of the Non-Contingent Amount is not paid on or before May 29, 2009, in the case of the distribution of Available Cash to take place not later than the 60th day after March 31, 2010, LI shall be entitled to receive all of the Available Cash, if any, up to an amount equal to the then current amount of the Non-Contingent Amount, and any then remaining Available Cash will be distributed to the Members in proportion to their Percentage Interests. In the event all or any portion of the Non-Contingent Amount remains unpaid after such distribution, then in each succeeding Fiscal Year’s distribution pursuant to this Section 4.1 until the Non-Contingent Amount is paid in full, LI shall continue to be entitled to receive up to the then outstanding amount of the Non-Contingent Amount prior to any distribution to any other Member, until such time as the Non-Contingent Amount is paid in full.

SECTION 4.2 Amounts Withheld. Promptly upon learning of any requirement under any provision of the Code or any other applicable law requiring the Company to withhold any sum from a distribution to a Member or to make any payment to any taxing Authority in respect of such Member, the Company shall give written notice to such Member of such requirement and, if practicable, shall cooperate with such Member in all lawful respect to minimize or eliminate any such withholding or payment. The Company is authorized to withhold from distributions to the Members and to pay over to any taxing Authority any amounts which it reasonably determines are required to be so withheld pursuant to the Code or any provisions of any other applicable law. All amounts withheld and timely paid pursuant to the Code or any provision of any state, local, or foreign tax law with respect to any payment, distribution, or allocation to the Company or the Members will be treated as amounts paid or distributed pursuant to this Article, to the Member with respect to which that amount was withheld and shall be off-set against any amounts otherwise distributable to such Member.

SECTION 4.3 Limitations on Distributions. The Company will make no distributions to the Members except (i) as provided in this Article IV or in Article XII or (ii) pursuant to a Unanimous Written Consent.

ARTICLE V

MANAGEMENT

SECTION 5.1 Managers; Management Committee.

(a) The Company’s management will be vested solely and exclusively in a committee of Managers (the “Management Committee”) designated by the Members as provided in Section 5.1(b). No Member will have any power to manage the Company other than through its designated Manager on the Management Committee. The Management Committee will not have the power to take any of the actions described in Section 5.1(b)(ii) unless those actions are unanimously approved by the Managers.

(b) (i) The Management Committee will act exclusively by means of Management Committee Action. “Management Committee Action” means any action that the Management Committee is authorized and empowered to take in accordance with this Agreement and the Act and that, subject to the provisions of Section 5.1(b)(ii), the Management Committee takes either (i) by vote of a majority of the Managers present at a Management Committee meeting duly called and held in accordance with this Agreement or (ii) by Unanimous Written Consent. In no event will the Management Committee be authorized to act other than by Management Committee Action, and any action or purported action by the Management Committee (including any authorization, consent, approval, waiver, decision or vote) not constituting a Management Committee Action will be null and void and of no force and effect.

(ii) If there is any conflict between this Section 5.1(b)(ii) and Section 5.1(b)(i), the provisions of this Section 5.1(b)(ii) will supercede those conflicting provisions. Notwithstanding Section 5.1(b)(i), any of the following actions will require Unanimous Written Consent:

(A)	any mandatory Additional Capital Contributions;

(B)	admission of any Additional Members or issuance of additional Units or the withdrawal or resignation of any Member;

(C)	subject to Article XII, any transaction, including any consent, appointment, approval, or waiver involving the Company’s of any of its Subsidiaries’ Bankruptcy, dissolution, or liquidation;

(D)	any transaction by the Company or any of its Subsidiaries to merge or consolidate with another Person;

(E)	any amendment to this Agreement or the Certificate; or

(F)

any (x) transaction between the Company or any of its Subsidiaries, on the one hand, and any other Member, Manager or their respective Affiliates or any of their respective agents, representatives, or employees on the other hand (each, a “Related Person”) other than those transactions that are the subject of any of the Related Agreements (except as set forth in clause (y) below), (y) any modification, amendment, waiver or consent of any contract between the Company or any of its Subsidiaries and any Related Person, or, to the extent concerning any Related Person, any consent, waiver, extension, approval, or determination by the Company or any such Subsidiary or the Management Committee, or (z) any distribution not required by Article IV or Article XII, or any other payments by the Company or any of its Subsidiaries to a Related Person or arrangement between such parties which are over $10,000 for a single transaction; provided, however, that all transactions between the Company and a Related Person (whether under, equal to or over $10,000) shall be (1) promptly reported to the Management Committee and (2) on an arm’s-length basis on terms no less favorable to the Company than those available from unaffiliated third parties.

For the avoidance of doubt, the Members agree that clause (F) above is intended to insure that adequate protections against self-dealing are in place and so that transactions with Related Persons not reasonably in the best interest of the Company can be avoided.

(c) The number of Managers on the Management Committee will be 3. The Company’s initial Managers are stated on Exhibit C. GL will designate two Managers, and Laurel Industries Holdings, Inc. (“LI”) will designate one Manager. Each Manager will have one vote. A Member may remove the Manager(s) that it designated at any time, with or without cause. In the event any Manager dies or is unwilling or unable to serve or is removed from office by the Member that designated that Manager, the Member that designated that Manager will promptly designate a successor to that Manager.

(d) To the fullest extent permitted by applicable law, no Indemnified Representative (as defined in Section 13.3) shall have any fiduciary or similar duty, at law or in equity, or any liability relating thereto to the Company, or to any Member (or Affiliate of any Member) that is not an Affiliate of such Indemnified Representative, with respect to or in connection with the Company or the Company’s Business or affairs. In furtherance of and without limiting the foregoing, to the fullest extent permitted by applicable law, each Member and Affiliate of such Member hereby waives any claim for breach of fiduciary duty against any other Member or any affiliate of such other Member; and the Company hereby waives any claim for breach of fiduciary duty against any Indemnified Representative, in each case with respect to the Company or the Business. However, nothing in this Agreement is intended to or will relieve or discharge any Indemnified Representative (i) from its obligation to act in good faith with respect to the Company and each of its Subsidiaries, (ii) from liability to the Company or any of its Subsidiaries or the Members on account of any fraudulent or similar intentional misconduct of that Indemnified Representative or (iii) from liability relating to any breach of this Agreement.

(e) The Management Committee will have the power to delegate authority to committees of Managers, officers, employees, agents, and representatives of the Company as it may from time to time deem appropriate. However, (i) any committee will contain at least one representative of LI and one representative of GL and (ii) the Management Committee will not under any circumstances delegate authority to take any of the actions described in Section 5.1(b)(ii). The meeting, notice, and voting requirements for any committee will be substantially similar to the requirements for the Management Committee described in this Agreement.

(f) The Management Committee will appoint the Company’s initial senior management, subject, in the case of the Company’s General Manager, Business and Technology Director and Site Manager (collectively, “Senior Officers”), to Unanimous Written Consent to any replacements of the Senior Officers. The initial General Manager shall be Harold James, the Business and Technology Director shall be

Thomas Bellanti, and the initial Site Manager shall be Hector Porragas. Unanimous Written Consent shall not be required for the termination of the Senior Officers by the Management Committee. The General Manager will have the power to hire and terminate all other members of the Company’s senior management. The Company’s senior management will be responsible for conducting the Company’s day-to-day business and affairs. All Target Award (as defined in the GL Incentive Compensation Plan in which the Senior Officers participate) bonuses paid to any of the Senior Officers shall be paid by GL as a part of the GLCC Services Fee (as defined in the Services Agreement), and any bonuses in excess of the Target Award bonuses paid to any of the Senior Officers shall be an expense of the Company. In no event will any of the Senior Officers receive any bonus compensation for any given Fiscal Year in excess of 7.5% of their respective base salaries for such Fiscal Year unless Distributable Cash Flow exceeds $1,000,000 for such Fiscal Year.

(g) The Company’s senior management will prepare an annual budget for the Company’s operations and capital expenditures (each, an “Annual Budget”) for each Fiscal Year of the Company. Each proposed Annual Budget will be prepared on a basis consistent with the Company’s financial statements.

(h) The Company’s senior management will prepare the Plant Budget for each Fiscal Year of the Company. Each proposed Plant Budget will be prepared on a basis consistent with the Company’s financial statements.

(i) The Management Committee will adopt a strategic plan (“Strategic Plan”) by Management Committee Action no later than September 30, 2004, which will be reviewed annually by the Management Committee.

(j) Notwithstanding anything in this Agreement to the contrary, in the case of any contract between the Company and any Member or its Affiliates, any disputes will be resolved using the dispute resolution procedures set forth in Section 14.7, and, in the event of an alleged breach by GL of any such contract, LI shall have the right to institute the procedures set forth in Section 14.7 on behalf of the Company and to unilaterally cause the Company to take reasonable steps to enforce the rights of the Company under any such contract.

SECTION 5.2 Management Committee Meetings.

(a) The Management Committee will hold regular meetings at least once each Fiscal Quarter, will establish meeting times, dates, places, and notice requirements (not shorter than those provided in Section 5.2(b)), and adopt rules or procedures consistent with this Agreement’s terms. Unless otherwise approved by the Management Committee, each regular meeting of the Management Committee will be held at the Company’s principal place of business. At those meetings, the Management Committee will transact any business that may properly be brought before the meeting, as long as (i) the notice of that meeting referenced that action or (ii) all Members signed a waiver of that notice.

(b) Any Manager may call special meetings of the Management Committee. The Manager that calls the special meeting will provide at least three Business Days notice of that meeting to each other Manager on the Management Committee by telephone, fax, or overnight mail. Each notice will state (i) the time, date, place (which will be at the Company’s principal office unless otherwise agreed to by all Managers), or other means of conducting that meeting and (ii) the meeting’s purpose. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Managers.

(c) Any Manager may waive notice of any meeting in writing before, at, or after that meeting. The attendance of a Manager at a meeting will constitute a waiver of notice of that meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called.

(d) A Manager may participate in any Management Committee meeting by means of conference telephone or other communications equipment as long as all persons participating in the meeting can hear each other, and the Management Committee will make this means of participating available to any Manager who requests it. A majority of Managers at any Management Committee meeting will constitute a quorum.

(e) The Management Committee will keep and promptly distribute to the Managers minutes of its meetings, which minutes will include, at a minimum, a record of all Management Committee Actions, including actions pursuant to Unanimous Written Consent.

ARTICLE VI

MEMBERS’ RIGHTS

SECTION 6.1 Rights or Powers. Except as provided in any of the Related Agreements, the Members will not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way, except as provided in any agreements between any of the Members and the Company approved by Management Committee Action as provided in Section 5.1(b)(ii)(F).

SECTION 6.2 Voting Rights. No Member has any voting right except (i) with respect to those matters this Agreement specifically reserves for a Member vote or (ii) as required in the Act.

SECTION 6.3 Meetings of the Members.

(a) Meetings of the Members may be called upon the written request of any Member. The Member that calls the meeting will provide at least six Business Days notice of that meeting to each other Member by telephone, fax, or overnight mail. Each notice will state (i) the time, date, place (which will be at the Company’s principal office unless otherwise unanimously approved by the Members), or other means of conducting that meeting and (ii) the meeting’s purpose. No actions other than those specified in the notice may be considered at any special meeting unless unanimously approved by the Members. Any Member may waive notice of any meeting in writing before, at, or after that meeting. The attendance of a Member at a meeting will constitute a waiver of notice of that meeting, except when a Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not properly called. Members may vote in person, by proxy, or by telephone at that meeting. The presence of all Members will be required for a quorum, and the unanimous vote of the Members will be required to constitute the act of the Members.

(b) Each meeting of Members will be conducted by the General Manager or any other individual Person the General Manager deems appropriate.

(c) The Members may take any action contemplated under this Agreement without a meeting if that action is approved by the Members’ unanimous written consent.

SECTION 6.4 Withdrawal/Resignation. Except as otherwise provided in Article IV and Article XII, no Member will be entitled to demand or receive a return on or of its Capital Contributions or withdraw from the Company except pursuant to a Unanimous Written Consent. Except as otherwise provided in the Act or this Agreement, upon a permitted withdrawal from the Company, any withdrawing Member is entitled to receive only the distribution to which it is entitled under this Agreement, which, except as otherwise provided herein, will be equal to the fair value of its Units in the Company as of the date of withdrawal, as determined by the Management Committee in good faith, and such Member shall not. be entitled to have the Member’s Units redeemed or to otherwise receive any distribution or other payment on account of the Member’s withdrawal except as set forth in this Agreement. Under circumstances requiring a return of any Capital Contributions, no Member will have the right to receive Property other than cash unless otherwise provided in this Agreement.

SECTION 6.5 Member Compensation. No Member will receive any interest, salary, or drawing with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Company, or otherwise, in its capacity as a Member. However, Members may receive the compensation provided for in agreements for services provided to the Company in any agreements approved by Management Committee Action pursuant to Section 5.1(b)(ii). Unless otherwise approved by Management Committee Action pursuant to Section 5.1(b)(ii), any loans or services by any Member to the Company will not be considered Capital Contributions.

SECTION 6.6 Members’ Liability.

(a) Except as otherwise provided in the Act, the Debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, will be solely the Debts, obligations and liabilities of the Company, and no Member will be obligated for any such Debt, obligation or liability of the Company solely by reason of being a Member.

(b) Except as otherwise expressly required by law, a Member, in its capacity as such, will have no liability to the Company, any other Member or to the creditors of the Company in excess of that Member’s Capital Contributions.

(c) No Member will be required to restore a deficit balance in its Capital Account or to lend any funds to the Company or, after its initial Capital Contribution has been made, to make any additional contributions, assessments, or payments to the Company, except as set forth in Section 2.2. However, a Member may be required to repay distributions made to it as provided in Section 18-607 of the Act. A Manager will not have any personal liability for the repayment of any Member’s Capital Contributions.

SECTION 6.7 Confidentiality. From the date of this Agreement until the fifth anniversary of the date that a Member is no longer a Member of the Company, that Member will keep confidential, will not disclose, and will prevent its Affiliates and any of its, or its Affiliates’, agents, officers, directors, managers, representatives, and employees from disclosing, to any third parties, (other than its Affiliates who agree to keep that information confidential), any and all confidential documents, trade secrets, secret processes or methods, and other confidential information concerning, relating to, or in connection with the Company, the Business, the transactions contemplated by this Agreement, the Asset Contribution Agreement, or any other agreement executed in connection therewith, the manufacture and sale of the products to be manufactured and sold in the Business, or the processes and designs owned by the Company, that come to the knowledge of that Member or its Affiliates or their respective representatives or agents by reason of the relationship of that Member or Affiliate with the Company (the “Confidential Information”). No Member will use, and each Member will prevent any of its Affiliates and any of its, or its Affiliates’, agents, representatives, officers, directors, managers and employees from using, any Confidential Information except in connection with the transactions contemplated by this Agreement. The term “Confidential Information” means information that is confidential, non-public, or proprietary in nature, was provided to a Member or its representatives by the Company, any other Member, or their agents, representatives, or employees, or is provided to the Company by a Member or its representatives and relates either directly or indirectly to the Company, the Business or the respective businesses of any of the Members. The confidentiality obligations of this Section 6.7 will not apply to information that (i) is available, or becomes available, to the public through no fault or action by a Member, its Affiliates, or their agents, representatives or employees, (ii) becomes available from any source other than the Company, any Member, its Affiliates or their agents, representatives, or employees and that source is not prohibited from disclosing that information, (iii) is independently developed without using or relying on any Confidential Information, or (iv) a Member, its Affiliates, or their agents, representatives, or employees are required to disclose pursuant to applicable law, provided that in the event that Member is ordered to disclose that information pursuant to a judicial or governmental request, requirement, or order, that Member will promptly, and in any event before complying with that order, notify the Company and the other Member, if applicable, and take commercially reasonable steps to assist the Company or that other Member in contesting that request, requirement, or order or otherwise protecting the Company’s or that Member’s rights. Any party to this Agreement, its Affiliates, or their agents, representatives, or employees may disclose at any time to any and all Persons, without limitation of any kind, the income-tax treatment and tax structure of this transaction and all materials of any kind (including opinions or other tax analyses) provided to that party relating to that income-tax treatment and tax structure. Nothing in this Section 6.7 will preclude any Member or its Affiliates from using any information in any manner reasonably connected to its investment in the Company or as contemplated in any separate agreements between the Company and that Member approved by Management Committee Action pursuant to Section 5.1(b)(ii).

SECTION 6.8 Noncompetition. The Members shall comply, and shall cause their respective Affiliates to comply, with the provisions of Section 3.6 of the Master Transaction Agreement.

SECTION 6.9 Admission of Additional Members. Upon the terms and conditions specified in any Management Committee Action pursuant to Section 5.1(b)(ii), the Company may admit Additional Members (in addition to substituted Members as set forth in Section 10.3) who will have all the rights and obligations of Members described in this Agreement.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES

SECTION 7.1 General. As of the date of its execution of this Agreement, each Member and the Company hereby severally represents and warrants that (i) it has the corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, (ii) this Agreement’s execution, delivery, and performance have been duly authorized by all necessary corporate action on its part, and (iii) this Agreement constitutes its legal, valid, and binding obligation, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws related to or affecting creditors’ rights generally and by general equity principles.

SECTION 7.2 Investment. As of the date of its execution of this Agreement, each Member severally acknowledges, agrees, represents, and warrants that:

(a) It understands that its investment in the Units involves a high degree of risk and is suitable only for sophisticated investors. It further understands that Units are being offered in reliance upon an exemption from registration provided by the Securities Act and an exemption from registration provided by applicable state securities laws.

(b) It is purchasing the Units for its own investment and not with a view to the distribution or resale thereof to any other Person.

(c) The Company has disclosed to it in writing, and it understands, that the transferability of the Units is severely limited and that it must continue to bear the economic risk of this investment for an indefinite period as these securities have not been registered under the Securities Act or any state securities laws and therefore cannot be offered or sold unless they are subsequently registered under those acts or an exemption from that registration requirement is available.

ARTICLE VIII

ACCOUNTING, BOOKS AND RECORDS

SECTION 8.1 Accounting, Books and Records.

(a) The Company will keep on site at its principal place of business each of the following:

(i) Separate books of account for the Company that will show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the Company’s operation of the Business;

(ii) A current list of the full name and last known business, residence, or mailing address of each Member and Manager, both past and present;

(iii) A copy of the Certificate and all amendments to the Certificate, together with executed copies of any powers of attorney pursuant to which any amendment has been executed;

(iv) Copies of the Company’s federal, state, and local income-tax returns and reports, if any, for the three most recent Fiscal Years;

(v) A copy of this Agreement and all amendments to this Agreement;

(vi) Copies of any writings permitted or required under Section 18-502 of the Act regarding the obligation of a Member to perform any enforceable promise to contribute cash or property or to perform services as consideration for its Capital Contribution;

(vii) Any written consents obtained from Members pursuant to Section 18-302 of the Act regarding action taken by Members without a meeting and any written consents obtained from the Managers pursuant to Section 18-404 of the Act regarding actions taken by Managers without a meeting;

(viii) Copies of the agreement of each Member who is not a resident of Delaware to file a Delaware income-tax return if required by the provisions of Title 30 of the Delaware Code and to make timely payment of all taxes imposed on it by the State of Delaware with respect to the Company’s income and to be subject to personal jurisdiction in Delaware for purposes of the collection of those income taxes, together with related interest and penalties imposed on the Member by the State of Delaware with respect to the Company’s income; and

(ix) A copy of the registration of LI with the Secretary of State of the State of Indiana, to the extent required by Indiana law to avoid withholdings from distributions made to LI.

(b) The Company will use the accrual method of accounting in preparing its financial reports and for tax purposes and will keep its books and records accordingly. Any Member or its designated representative has the right to have reasonable access to, inspect, and copy the contents of the Company’s books and records and will also have reasonable access during normal business hours to any financial information, documents, books, and records. The rights granted to a Member pursuant to this Section 8.1(b) are expressly subject to that Member’s compliance with the Company’s reasonable safety, security, and confidentiality procedures and guidelines, as those procedures and guidelines may be established from time to time.

(c) Each Member and its agents, representatives (including any internal or external auditors), and employees will have full and complete access to the Company’s independent auditors and the right (i) to inspect any of the Company’s books, records, and physical properties during normal business hours, (ii) to cause an independent audit or review of those books, records, and properties and (iii) without limiting the generality of the foregoing, to review copies of compliance and policy audits and self assessments of the Company’s operations in relation to health, safety and environmental laws. The Company will cooperate fully with that Member, its agents, representatives (including any internal or external auditors), and employees in the course of any audit or review and will provide any assistance reasonably necessary in connection with any audit or review. The audit or review will be at the sole cost of the Member making the audit or review. However, if the Member engages nationally recognized independent public accountants to perform an independent audit of the Company’s books, records, and properties, and that independent audit results in a proposed adjustment of the Company’s Distributable Cash Flow or Available Cash of 10% or more, then GL will promptly reimburse the Member that engaged such auditor 100% of the costs of that independent audit.

SECTION 8.2 Reports.

(a) In General. The General Manager will be responsible for causing the preparation of the Company’s financial reports and the coordination of the Company’s financial matters with the Company’s accountants.

(b) Periodic and Other Reports. In addition to the reports set forth on Schedule 8.2(b), the Company will cause to be delivered to each Member the financial statements listed in clauses (i), (ii), and (iii) below, within the time period stated below, prepared, in each case (other than with respect to Member’s Capital Accounts, which will be prepared in accordance with this Agreement) in accordance with GAAP consistently applied (and, if required by any Member or its Affiliates for purposes of reporting under

Regulation S-X of the Exchange Act), and any other reports as any Member may reasonably request from time to time. The monthly and quarterly financial statements referred to in clause (ii) below may be subject to normal year-end audit adjustments. The statements described in clauses (ii) and (iii) below will be accompanied by a written certification of the General Manager that those statements have been prepared in accordance with GAAP consistently applied (except to the extent that this Agreement requires that information with respect to Members’ Capital Accounts be prepared in a manner inconsistent with GAAP) and that those statements fairly present the Company’s financial condition and results of operations. Regardless of GAAP’s requirements, the statements will also include summaries of the financial results of any transactions between the Company and all Related Persons.

(i) As soon as practicable following the end of each calendar month (and in any event no later than 20 calendar days after the end of each calendar month), a balance sheet of the Company as of the end of that calendar month and the related statements of operations, Members’ Capital Accounts and changes in those items, profits and losses for that calendar month and cash flows for that calendar month, together with appropriate notes to those financial statements and supporting schedules, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

(ii) As soon as practicable following the end of each of the first three Fiscal Quarters of each Fiscal Year (and in any event no later than 30 calendar days after the end of each of those Fiscal Quarters), a balance sheet of the Company as of the end of those Fiscal Quarters and the related statements of operations and cash flows and statement of profits and losses, together with appropriate notes to such balance sheets and statements, for that Fiscal Quarter and for the Fiscal Year to date, in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the prior Fiscal Year’s comparable Fiscal Quarter and the interim period corresponding to the Fiscal Quarter and the interim period just completed.

(iii) As soon as practicable following the end of each Fiscal Year (and in any event no later than 90 calendar days after the end of each Fiscal Year) and at such time as distributions are made to the Members pursuant to Article XII after a Dissolution Event occurs, a balance sheet of the Company as of the end of that Fiscal Year and the related statements of operations, Members’ Capital Accounts and changes in those items, profits and losses and cash flows for that Fiscal Year, together with appropriate notes to those financial statements and supporting schedules, all of which will be audited and certified by the Company’s independent public accountants, and in each case, to the extent the Company was in existence, setting forth in comparative form the corresponding figures for the immediately preceding Fiscal Year end (in the case of the balance sheet) and the two (2) immediately preceding Fiscal Years (in the case of the statements).

SECTION 8.3 Tax Matters.

(a) Status of the Company. The Members acknowledge that the Company will be treated as a pass-through entity for income tax purposes, and no election will be filed to treat the Company as other than a pass-through entity for income tax purposes.

(b) Tax Elections. The Management Committee will, without any further consent of the Members being required (except as specifically required in this Agreement), make the following elections for federal, state, local, and foreign tax purposes, including any election, if permitted by applicable law: (i) to make the election provided for in Code Section 6231 (a)(1)(B)(ii); (ii) to adjust the basis of Property pursuant to Code Sections 754, 734(b), and 743(b), or similar provisions of state, local, or foreign law; (iii) with the approval of the TMP, to extend the statute of limitations for assessment of tax deficiencies against the Members with respect to adjustments to the Company’s state, local, or foreign tax returns; and (iv) to the extent provided in Code Sections 6221 through 6231 and similar provisions of federal, state, local, or foreign law, to represent the Company and the Members before taxing authorities or courts of competent jurisdiction in tax matters affecting the Company or the Members in their capacities as Members, and to file any tax returns and execute any agreements or other documents relating to or affecting those tax matters, including agreements or other documents that bind the Members with respect to those tax matters or otherwise affect the rights of the Company and the Members. Within 30 days of any of the aforementioned elections being made, the Management Committee shall notify each of the Members of such election. Neither the Company nor the TMP will take any action that would cause either the Company or Laurel Assets, LLC to be treated in a manner other than as a pass-through entity (or a disregarded entity, if owned by a single member) for income tax purposes.

(c) Section 754 Election. Notwithstanding Section 8.3(b), upon the written request of any Member benefited thereby, the Management Committee will file an election (i) under Section 754 of the Code and the Regulations thereunder to adjust the basis of the Company assets under Section 734(b) or 743(b) of the Code, and a corresponding election under the applicable sections of state and local law and (ii) to use MACRS depreciation if permitted by applicable law.

(d) Tax Matters Partner; Tax Returns; Tax Information. GL is specifically authorized to act as the Tax Matters Partner (“TMP” or “Tax Matters Partner”) under Code Section 6231 and the underlying Regulations, and in any similar capacity under state, local, or foreign law. The TMP will cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. Copies of those returns will be furnished to the Members no later than 150 calendar days after the close of each of the Company’s Fiscal Years or within 30 calendar days of their filing, whichever is earlier. At least 15 Business Days before the filing of the Company’s tax returns, the TMP shall deliver drafts of such returns to each Member. Each Member shall have 10 Business Days after receipt of the drafts in which to furnish any objections or comments on the drafts to the TMP. In addition, the TMP will prepare a calculation forecasting the estimated taxable income of each Member for the year attributable to the Company, and such calculation shall be prepared and revised each Fiscal Quarter. Copies of that calculation, or pertinent information from that calculation, will be furnished to the Members within 30 calendar days following the end of each Fiscal Quarter.

SECTION 8.4 Cooperation. The Company shall, and shall cause each of its Subsidiaries to, cooperate with each of the Members as requested by each Member (i) for the purpose of preparing and validating any and all financial statements of such Member, including any requests for certifications by the officers of the Company, or (ii) for the purpose of complying with all procedures required by the independent auditor of such Member, in each case in order to allow such Member to fully comply with all applicable law including the Sarbanes-Oxley Act of 2002, as the same may be amended, and any and all regulations, guidelines and statements promulgated or issued by the appropriate Authorities thereunder.

ARTICLE IX

AMENDMENTS

This Agreement may be amended only by the Members’ unanimous written consent.

ARTICLE X

TRANSFERS

SECTION 10.1 Right of First Refusal. Except in the case of a Transfer to an Affiliate, no Member will Transfer, directly or indirectly, all or any portion of its Units prior to April 1, 2007 without the prior written consent of the other Member. Except in the case of a Transfer to an Affiliate, no Member will Transfer, directly or indirectly, all or any portion of its Units (the “Offered Units”) unless that Member (the “Seller”) first offers to Transfer the Offered Units pursuant to the terms of this Section 10.1.

(a) Limitation on Transfers. No Transfer may be made under this Section 10.1 unless the Seller has received a bona fide written offer (the “Purchase Offer”) from a Person (the “Purchaser”) to purchase the Offered Units for a purchase price (the “Offer Price”) denominated and payable in United States dollars at closing or according to specified terms, with or without interest, which offer will be in writing signed by the Purchaser and will be irrevocable for a period ending no sooner than the Business Day following the end of the Offer Period.

(b) Offer Notice. Before making any Transfer that is subject to the terms of this Section 10.1, the Seller will simultaneously give to the Company and each other Member written notice (the “Offer Notice”) that will include a copy of the Purchase Offer and an offer (the “Firm Offer”) to sell the Offered Units to the other Members (the “Offerees”) for the Offer Price, payable according to the same terms as those contained in the Purchase Offer.

(c) Offer Period. The Firm Offer will be irrevocable for a period (the “Offer Period”) ending at 11:59 P.M., local time at the Company’s principal place of business, on the 10th Business Day after the day the Offer Notice is deemed received (as provided in Section 14.1).

(d) Acceptance of Firm Offer. At any time during the Offer Period, any Offeree may accept the Firm Offer (“Accepting Offeree”) as to all or any portion of the Offered Interest, by giving written notice of that acceptance to the Seller and each other Offeree, which notice will indicate the maximum number of Units that the Accepting Offeree is willing to purchase. If Accepting Offerees, in the aggregate, do not accept the Firm Offer as to all of the Offered Units during the Offer Period, the Firm Offer will be deemed rejected in its entirety. If Accepting Offerees, in the aggregate, indicate the maximum number of Units that they are willing to accept equals all (but not more than all) of the Offered Units, the Finn Offer will be accepted, and each Accepting Offeree will have accepted the Firm Offer as to the maximum number of Offered Units that the Accepting Offeree indicated a willingness to purchase. If Accepting Offerees, in the aggregate, indicate the maximum number of Units that they are willing to accept equals more than all of the Offered Units, the Firm Offer will be accepted and each Accepting Offeree will be deemed to have accepted the Firm Offer as to that number of Offered Units that equals (i) the total number of Offered Units multiplied by (ii) the ratio of (x) the maximum number of Offered Units that the Accepting Offeree indicated a willingness to purchase divided by (y) the aggregate of the maximum number of Offered Units that all Accepting Offerees indicated a willingness to purchase.

(e) Closing of Purchase Pursuant to Firm Offer. If the Firm Offer is accepted, the closing of the sale of the Offered Units will take place within five Business Days after the Firm Offer is accepted or, if later, the date of closing set forth in the Purchase Offer. The Seller and all Accepting Offerees will execute any documents and instruments necessary or appropriate to effect the sale of the Offered Units pursuant to the terms of the Finn Offer and this Article X.

(f) Tag-Along and Drag-Along Rights; Sale Pursuant to Purchase Offer if Firm Offer Rejected.

(i) If the Firm Offer is not accepted in the manner described in this Section 10.1, the Seller will deliver (within 5 calendar days after that rejection) a written notice to each of the other Members stating that the Firm Offer has been rejected (a “Rejection Notice”). If the Seller owns 50% or more of all outstanding Units, then the Rejection Notice will state whether the Seller will exercise its right (“Drag-Along Right”) to compel all the other Members to sell all of their outstanding Units to the Purchaser. If the Rejection Notice indicates that the Seller is exercising its Drag-Along Rights, then the Seller will sell the Offered Units (and the other Members will sell all of their outstanding Units) to the Purchaser at any time within 30 calendar days after the delivery of the Rejection Notice. That 30-day period may be extended to accommodate any required governmental or other consents so long as the Seller or the Purchaser, as applicable, is diligently pursuing those consents, but in no event beyond 60 calendar days after delivery of the Rejection Notice. That sale will be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and will comply with this Agreement’s other terms, conditions, and restrictions. All Members will receive the same amount of consideration per Unit. If the Offered Units (together with all of the outstanding Units of all other Members) are not sold in accordance with the terms of the preceding sentence, the Purchase Offer will be deemed rejected in its entirety, and all Units will remain subject to all of the conditions and restrictions of this Section 10.1.

(ii) If the Rejection Notice does not state that the Seller will exercise its Drag-Along Rights, then each other Member will have the right (“Tag-Along Right”) to participate in the Seller’s sale of the Offered Units. To exercise its Tag-Along Right, a Member will deliver to the Seller, within five calendar days of its receipt of the Rejection Notice, a notice indicating the maximum number of Units that the Member is willing to sell to the Purchaser for the consideration stated in the Purchase Offer. If the Purchaser is unwilling to purchase any number of Units greater than the Offered Units, then each Member that exercised its Tag-Along Right will have a right to sell to the Purchaser a number of Units equal to (x) the total number of Offered Units multiplied by (y) that Member’s Percentage Interest. That number of Units of each Member that exercised its Tag-Along Right will replace an equal number of the Seller’s Offered Units. That sale will be made within 30 calendar days after the delivery of the Rejection Notice on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and will comply with this Agreement’s other terms, conditions, and restrictions. That 30-day period may be extended to accommodate any required governmental or other consents so long as the Seller or the Purchaser, as applicable, is diligently pursuing those consents, but in no event beyond 60 calendar days after delivery of the Rejection Notice. All Members will receive the same amount of consideration per Unit. If the Units are not sold in accordance with the terms of the preceding sentence, the Purchase Offer will be deemed rejected in its entirety, and all Units will remain subject to all of the conditions and restrictions of this Section 10.1.

(iii) If the Seller does not exercise its Drag-Along Right and no Member exercises its Tag-Along Right, then the Seller may sell the Offered Units to the Purchaser at any time within 30 calendar days after the delivery of the Rejection Notice. That 30-day period may be extended to accommodate any required governmental or other consents so long as the Seller or the Purchaser, as applicable, is diligently pursuing those consents, but in no event beyond 60 calendar days after delivery of the Rejection Notice. That sale will be made on terms no more favorable to the Purchaser than the terms contained in the Purchase Offer and will comply with this Agreement’s other terms, conditions, and restrictions. If the Offered Units are not sold in accordance with the terms of the preceding sentence, the Offered Units will remain subject to all of the conditions and restrictions of this Section 10.1.

(g) Effect of Transfer on Member. A Member that transfers all its Units to a Purchaser or other Members will cease to be a Member and will not have any power to exercise any rights of a Member; provided, however, that the Seller will not be released from any unpaid or unfulfilled Capital Contributions.

(h) Sale of LI. The Members understand and agree that, solely for the purposes of this Article X, the terms “Units” and “Offered Units” shall include outstanding shares of capital stock of LI, and any Transfer of any such shares shall be subject to all of the restrictions and trigger all of the rights of the other Member as set forth herein as if LI had Transferred its Units in the Company.

SECTION 10.2 Rights of Unadmitted Assignees. A Person who acquires Units but who is not admitted as a substituted Member pursuant to Section 10.3 will be an assignee and will be entitled only to allocations and distributions with respect to those Units in accordance with this Agreement, and will have no right to any information or accounting of the Company’s affairs, will not be entitled to inspect the Company’s books or records, and will not have any of the rights of a Member under the Act or this Agreement.

SECTION 10.3 Admission of Substituted Members. Subject to the other provisions of this Article X, a transferee of Units may be admitted to the Company as a substituted Member only upon satisfaction of the conditions set forth in this Section 10.3:

(a) All of the remaining Members consent to that admission, which consent may be given or withheld in the Members’ sole and absolute discretion;

(b) The transferee of Units, by written instrument in form and substance reasonably satisfactory to the Management Committee, (i) accepts and adopts this Agreement’s terms and provisions, including this Article X, and makes representations and warranties substantially similar to those set forth in Article VII and

(ii) assumes the transferor Member’s obligations under this Agreement with respect to the Transferred Units;

(c) The transferee pays or reimburses the Company for all reasonable legal, filing, and publication costs that the Company incurs in connection with the admission of the transferee as a Member with respect to the Transferred Units; and

(d) Except in the case of a Transfer involuntarily by operation of law, if required by the Management Committee, the transferee delivers to the Company evidence of that transferee’s authority to become a Member and to be bound by all of this Agreement’s terms and conditions, and the transferee and transferor each executes and delivers any other instruments the Management Committee reasonably deems necessary or appropriate to effect that Transfer, including amendments to the Certificate or any other instrument filed with the State of Delaware or any other state or governmental authority.

SECTION 10.4 Representations Regarding Transfers. Each Member hereby covenants and agrees with the Company for the Company’s and each Member’s benefit, that (i) it is not currently making a market in Units and will not in the future make a market in Units, (ii) it will not Transfer its Units on an established securities market, a secondary market (or the substantial equivalent thereof) within the meaning of Code Section 7704(b) (and any underlying Regulations, revenue rulings, or other official pronouncements of the Internal Revenue Service or Treasury Department that may be promulgated or published), and (iii) in the event those Regulations, revenue rulings, or other pronouncements treat any or all arrangements that facilitate the selling of Company interests and that are commonly referred to as “matching services” as being a secondary market or substantial equivalent of those services, it will not Transfer any Units through a matching service that the Company does not approve in advance. Each Member further agrees that it will not Transfer any Units to any Person unless that Person agrees to be bound by this Section 10.4 and to Transfer those Units only to Persons who agree to be similarly bound.

SECTION 10.5 Distributions and Allocations in Respect of Transferred Units. If any Units are Transferred during any Allocation Year in compliance with the provisions of this Article X, each item of Profits and Losses, and all other items attributable to the Transferred Units for that Allocation Year will be divided and allocated between the transferor and the transferee by taking into account their varying Percentage Interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Management Committee. All distributions on or before the date of that Transfer will be made to the transferor, and all distributions thereafter will be made to the transferee. Solely for purposes of making those allocations and distributions, the Company will recognize that Transfer no later than the end of the calendar month during which it is given notice of that Transfer. However, if the Company is given notice of a Transfer at least 10 Business Days before the Transfer, the Company will recognize that Transfer as of the date of that Transfer, and if the Company does not receive a notice stating the date those Units were transferred, and any other information the Management Committee may reasonably require, within 30 calendar days after the end of the Allocation Year during which the Transfer occurs, then all those items will be allocated, and all distributions will be made, to the Person who, according to the Company’s books and records, was the owner of the Units on the last day of that Allocation Year. Neither the Company nor any Member will incur any liability for making allocations and distributions in accordance with the provisions of this Section 10.5, whether or not any Manager or the Company has knowledge of any Transfer of any Units.

SECTION 10.6 Additional Transfer Restrictions. Each Member agrees that, in addition to other restrictions on transfer under this Agreement, the Member’s Units will not be sold without registration under the Securities Act of 1933 and any applicable state securities law unless the Member has obtained an opinion of counsel reasonably satisfactory to the Company that registration is not required in connection with that transaction.

ARTICLE XI

ADVERSE ACTS AND REMEDIES

SECTION 11.1 Remedies.

(a) If an Adverse Act has occurred or is continuing with respect to any Member, any non-Adverse Member may elect:

(i) To cause the Company to commence the procedures specified in Section 11.2 for the purchase of the Adverse Member’s Units; or

(ii) Using the procedures described in Section 14.7, to seek to enjoin that Adverse Act or to obtain specific performance of the Adverse Member’s obligations or Damages (as defined and subject to the limitations specified below) in respect of that Adverse Act.

The foregoing remedies will not be deemed to be mutually exclusive, and, subject to Section 14.7’s, requirements and this Section 11.1(a)’s requirements regarding the timing of the election of those remedies, selection or resort to any of those remedies will not preclude selection or resort to other remedies.

(b) Notwithstanding anything to the contrary contained in this Article XI, if the Adverse Member timely delivers a Contest Notice, the remedy specified in clause (i) above and the right to seek Damages under clause (ii) above may not be pursued, and Section 11.1(d) will not apply to an Adverse Act specified in clause (ii) of the term “Adverse Act” in Exhibit B, until there is a Final Determination that the Member’s actions or failure to act constituted an Adverse Act. The election of a remedy specified in clause (i) or (ii) above may be exercised by notice given to the Adverse Member within 90 calendar days after the Member making that election obtains actual knowledge of the occurrence of that Adverse Act. However, if an election pursuant to Section 11.1(a)(ii) is made to seek an injunction, specific performance, or other equitable relief, and a Final Determination in that action is rendered denying that equitable remedy and no election was made pursuant to Section 11.1(a)(i), then, by notice given within 10 calendar days after that Final Determination is rendered, the non-Adverse Member may elect to pursue the remedies specified in Section 11.1(a)(i) unless (x) before giving that notice, the Adverse Member has cured in full (or caused to be cured in full) the Adverse

Act in question and no other Adverse Act with respect to that Adverse Member has occurred and is continuing or (y) the Final Determination denying equitable relief specifically held that there was no Adverse Act.

(c) Except as provided in Section 11.1(d), the failure to elect a remedy with respect to the subject Adverse Act within the time periods provided in the preceding paragraph will be conclusively presumed to be a waiver of the remedies provided in this Article XI with respect to the subject Adverse Act. Unless waived as set forth in the immediately preceding sentence, the other Member, on behalf of the Company, will be entitled to recover from the Adverse Member in an appropriate proceeding any and all damages, losses and expenses (including reasonable attorneys’ fees and disbursements) (collectively, “Damages”) suffered or incurred by the Company as a result of that Adverse Act. However, neither a Member nor the Company will have or assert any claim against the Adverse Member for punitive Damages or for indirect, special, or consequential Damages suffered or incurred by a Member or the Company as a result of an Adverse Act, and the amount that a Member or the Company may recover in any action for Damages will be reduced by an amount equal to any positive difference between the Net Equity of the Adverse Member’s Units and the applicable Buy-Sell Price.

(d) If the Company is dissolved pursuant to Section 12.1(a) at any time as a result of a Dissolution Event that occurs before a remedy has been elected pursuant to Section 11.1 with respect to any Adverse Member, the time periods for that election will expire at that time and the Management Committee will deduct from any amounts to be paid to that Adverse Member pursuant to Section 12.2 the amount that it reasonably estimates to be sufficient to compensate the non-Adverse Members for Damages incurred by them as a result of the Adverse Act (subject to the limitations of this Section 11.1) and will pay the same to the non-Adverse Members on behalf of the Adverse Member.

SECTION 11.2 Adverse Act Purchase.

(a) Determination of Net Equity of Adverse Member’s Units. If any Member makes an election pursuant to Section 11.1(a)(i) to commence the purchase procedures set forth in this Section 11.2, the Net Equity of the Adverse Member’s Units will be determined in accordance with this Article XI as of the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which notice of that election (the “Election Notice”) was given to the Adverse Member, and the Adverse Member will be obligated to sell to the Purchasing Member all, but not less than all, of the Adverse Member’s Units in accordance with this Section 11.2 at a purchase price (the “Buy-Sell Price”) equal to (A) in the case of any Adverse Act other than an Adverse Act identified in clause (v) of the definition of “Adverse Act” in Exhibit B, 90% of the Net Equity of that Adverse Member’s Units as so determined, and (B) in the case of an Adverse Act specified in clause (v), the Net Equity thereof. That Election Notice will designate the First Appraiser as required by Section 11.4 and the Adverse Member will appoint the Second Appraiser within 10 Business Days of receiving that notice designating the First Appraiser.

(b) Election to Purchase Units of Adverse Member. For a period ending at 11:59 P.M. (local time at the Company’s principal office) on the 30th day following the day on which notice of the Adverse Member’s Net Equity is given pursuant to Section 11.3 (the “Election Period”), each Member who is not an Adverse Member, may elect, by notice to the Adverse Member (the “Purchase Notice”), to purchase, or designate a third party (which will be approved by all Members (other than the Adverse Member) in their sole and absolute discretion) to purchase, all or any portion of the Units of the Adverse Member, which notice will state the maximum Units that the non-Adverse Member, or designated third party (in each case, the “Purchasing Member”), is willing to purchase (each a “Purchase Commitment”). If the aggregate Purchase Commitments made by the Purchasing Members are equal to at least 100% of the Adverse Member’s Units then subject to the following sentence, each Purchasing Member will be obligated to purchase, and the Adverse Member will be obligated to sell to that Purchasing Member, that portion of the Adverse Member’s Units that corresponds to the ratio of the number of Units of that Purchasing Member to the aggregate number of Units of all Purchasing Members. However, if any Purchasing Member’s Purchase Commitment was for an amount less than its proportionate share of the Adverse Member’s Units as so determined, the portion of the Adverse Member’s Units not so committed to be purchased will be allocated to the other Purchasing Members. No Purchasing Member will be obligated to purchase in excess of the number of Units set forth in the Purchase Commitment delivered by that Purchasing Member. If the other Members do not elect to purchase all of the Adverse Member’s Units, the Adverse Member will be under no obligation to sell any portion of its Units to any Member.

(c) Terms of Purchase; Closing. Unless the Purchasing Members and the Adverse Member otherwise agree, the closing of the purchase and sale of the Adverse Member’s Units will occur at the Company’s principal office at 10:00 A.M. (local time at the place of the closing) on the 20th Business Day following the last calendar day of the Election Period (subject to Section 11.5). At the closing, the Purchasing Members will pay to the Adverse Member, by cash or other immediately available funds, the purchase price for the Adverse Member’s Units and the Adverse Member will deliver to the Purchasing Members good title, free and clear of any liens, security interests, and other encumbrances (other than those created by this Agreement) to the Adverse Member’s Units thus purchased. At the closing, the Members will execute any documents and instruments of conveyance as may be necessary or appropriate to effect the transactions contemplated by this Agreement, including the Transfer of the Adverse Member’s Units to the Purchasing Members and the assumption by each Purchasing Member of the Adverse Member’s obligations with respect to the Adverse Member’s Units Transferred to that Purchasing Member. The Company and each Member will bear its own costs of that Transfer and closing, including attorneys’ fees and filing fees. The cost of determining Net Equity will be borne one-half by the Adverse Member and one-half by the Purchasing Member.

SECTION 11.3 Net Equity. The “Net Equity” of a Member’s Units, as of any day, will be the amount that would be distributed to that Member in liquidation of the Company pursuant to Section 12.2 if (i) the Company’s Property were sold for Gross Appraised Value, (ii) the Company paid, or established reserves pursuant to Section 12.2 for the payment of, all

Company liabilities, and (iii) the Company distributed the remaining proceeds to the Members in liquidation, all as of that day. The Net Equity of a Member’s Units will be determined, without audit or certification, from the Company’s books and records by the Company’s independent accountants. The Net Equity of a Member’s Units will be determined within 30 calendar days of the day upon which the accountants are apprised in writing of the Gross Appraised Value of the Company’s Property, and the amount of that Net Equity will be disclosed to the Company and each of the Members by written notice. The Net Equity determination of the Company’s independent accountants will be final and binding in the absence of a showing of manifest error.

SECTION 11.4 Gross Appraised Value.

(a) “Gross Appraised Value,” as of any day, will be equal to the fair market value of Company Property as of that day. As used in this Agreement, as of any day, “fair market value” of Company Property means the price at which a willing seller would sell, and a willing buyer would buy, the Property, free and clear of all liens, security interests, or other encumbrances, in an arm’s-length transaction for cash, without time constraints and without being under any compulsion to buy or sell,

(b) Each provision of this Agreement that requires a determination of Gross Appraised Value also provides the manner and time for the appointment of two appraisers (the “First Appraiser” and the “Second Appraiser”). If the Second Appraiser is not timely designated, the determination of the Gross Appraised Value will be made by the First Appraiser. The First Appraiser, or each of the First Appraiser and the Second Appraiser if the Second Appraiser is timely designated, will submit its determination of the Gross Appraised Value to the Company, the Members, and the accountants within 30 calendar days of the date of its selection (or the selection of the Second Appraiser, as applicable). If there are two Appraisers, the Gross Appraised Value will be the average of the two determinations. The determination of the Gross Appraised Value in accordance with the foregoing procedure will be final and binding on the Company and each Member. If any Appraiser is only able to provide a range in which Gross Appraised Value would exist, the average of the highest and lowest value in that range will be deemed to be that Appraiser’s determination of the Gross Appraised Value of the Company’s Property. Each Appraiser selected pursuant to the provisions of this Section 11.4 will be a qualified Person with prior experience in appraising businesses comparable to the Company’s Business and that is not a Related Person.

SECTION 11.5 Extension of Time. If any Transfer of a Member’s Units in accordance with this Article XI or Article X requires the consent, approval, waiver, or authorization of any governmental authority or of the stockholders of a Member or any of its Affiliates as a condition to the lawful and valid Transfer of that Member’s Units to the proposed transferee of those Units, then each of the time periods provided in this Article XI or Article X, as applicable, for the closing of that Transfer will be suspended for the period of time during which any consent, approval, waiver, or authorization is being diligently pursued. However, in no event will the suspension of any time period pursuant to this Section 11.5 extend for more than 365 days other than in the case of a purchase of an Adverse Member’s Units. Each Member agrees to use its diligent efforts to obtain, or to assist the affected Member or the Management Committee in obtaining, any consent, approval, waiver, or authorization and will cooperate and use its diligent efforts to respond as promptly as practicable to all inquiries received by it, by the affected Member or by the Management Committee from any governmental authority for initial or additional information or documentation in connection therewith.

ARTICLE XII

DISSOLUTION AND WINDING UP

SECTION 12.1 Dissolution Events.

(a) Dissolution. The Company will dissolve and will commence winding up and liquidating upon the first to occur of any of the following (each a “Dissolution Event”).

(i) The unanimous vote of the Managers to dissolve, wind up, and liquidate the Company;

(ii) A judicial determination that an event has occurred that makes it unlawful, impossible, or impractical to carry on the Business; or

(iii) The Bankruptcy, dissolution, retirement, resignation, or expulsion of any Member, provided, that any such event will not be deemed a Dissolution Event if there are at least two remaining Members and each remaining Member agrees to continue the Company within 90 calendar days after that event occurs.

The Members hereby agree that, notwithstanding any provision of the Act, the Company will not dissolve before the later of (x) April 1, 2007 and (y) the date on which a Dissolution Event occurs.

(b) Reconstitution. If an arbitral tribunal determines, pursuant to Section 14.7, that the Company has dissolved before a Dissolution Event has occurred, then within an additional 90 calendar days after that determination (the “Reconstitution Period”), all of the Members may elect to reconstitute the Company and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited liability company on terms identical to those set forth in this Agreement. Unless that election is made within the Reconstitution Period, the Company will liquidate and wind up its affairs in accordance with Section 12.2. If that election is made within the Reconstitution Period, then:

(i) The reconstituted limited liability company will continue until a Dissolution Event occurs as provided in Section 12.1(a); and

(ii) Unless otherwise unanimously agreed to by the Members, the Certificate and this Agreement will automatically constitute the

Certificate and Agreement of that new Company. All of the assets and liabilities of the dissolved Company will be deemed to have been automatically assigned, assumed, conveyed and transferred to the new Company. No bond, collateral, assumption, or release of any Member’s or the Company’s liabilities will be required. However, the right of the Members to select successor managers and to reconstitute and continue the Business will not exist and may not be exercised unless the Company has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Member and neither the Company nor the reconstituted limited liability company would cease to be treated as a partnership for federal income-tax purposes upon the exercise of that right to continue.

SECTION 12.2 Winding Up. Upon the occurrence of (i) a Dissolution Event or (ii) the determination by a court of competent jurisdiction that the Company has dissolved before a Dissolution Event has occurred (unless the Company is reconstituted pursuant to Section 12.1(b)), the Company will continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Members, and no Member will take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Company’s business and affairs. However, all covenants contained in this Agreement and obligations provided for in this Agreement will continue to be fully binding upon the Members until the Property has been distributed pursuant to this Section 12.2 and the Certificate has been canceled pursuant to the Act. The Liquidator will be responsible for overseeing the Company’s winding up and dissolution, which winding up and dissolution will be completed within 90 calendar days of the occurrence of the Dissolution Event or within 90 calendar days after the last day on which the Company may be reconstituted pursuant to Section 12.1(b), whichever is applicable. The Liquidator will take full account of the Company’s liabilities and Property and will cause the Property, or the proceeds from their sale (as determined pursuant to Section 12.10), to the extent sufficient, to be applied and distributed, to the maximum extent permitted by law, in the following order:

(i) First, to creditors (including Members and Managers who are creditors, to the extent otherwise permitted by law) in satisfaction of all of the Company’s liabilities including the Non-Contingent Amount and all amounts due under the Note (whether by payment or making reasonable provision for payment), other than liabilities for which reasonable provision for payment has been made and liabilities for distribution to Members under Section 18-601 of the Act;

(ii) Second, except as provided in this Agreement, to Members and former Members in satisfaction of liabilities for distribution under Section 18-601 of the Act; and

(iii) The balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

No Member or Manager will receive additional compensation for any services performed pursuant to this Article XII.

SECTION 12.3 Compliance With Certain Requirements of Regulations; Deficit Capital Accounts. If the Company is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), distributions will be made pursuant to this Article XII to the Members who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2). If any Member has a deficit balance in his Capital Account (after giving effect to all contributions, distributions and allocations for all Allocation Years, including the Allocation Year during which that liquidation occurs), that Member will have no obligation to make any contribution to the capital of the Company with respect to that deficit, and that deficit will not be considered a debt owed to the Company or to any other Person for any purpose whatsoever. In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article XII may be:

(i) Distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company. The assets of any such trust will be distributed to the Members from time to time, in the Liquidator’s reasonable discretion, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to Section 12.2; or

(ii) Withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company, provided that any withheld amounts will be distributed to the Members as soon as practicable.

SECTION 12.4 Deemed Contribution and Distribution. If the Company is liquidated within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Property will not be liquidated, the Company’s Debts and other liabilities will not be paid or discharged, and the Company’s affairs will not be wound up. Instead, solely for federal income-tax purposes, the Company will be deemed to have contributed all Property and liabilities to a new limited liability company in exchange for an interest in that new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to each Member in the same proportion as its Percentage Interest.

SECTION 12.5 Rights of Members. Except as otherwise provided in this Agreement, each Member will look solely to the Company’s Property for the return of its Capital

Contribution and has no right or power to demand or receive Property other than cash from the Company. If the Company’s assets remaining after payment or discharge of the Company’s debts or liabilities are insufficient to return that Capital Contribution, a Member will have no recourse against the Company or any other Member or Manager.

SECTION 12.6 Notice of Dissolution/Termination.

(a) If a Dissolution Event occurs or an event occurs that would, but for provisions of Section 12.1, result in the Company’s dissolution, the Management Committee will, within 30 calendar days thereafter, provide written notice of that event to each of the Members and to all other parties with whom the Company regularly conducts business (as determined in the discretion of the Management Committee) and will publish notice of that event in a newspaper of general circulation in each place in which the Company regularly conducts business (as determined in the discretion of the Management Committee).

(b) Upon completion of the distribution of the Company’s Property as provided in this Article XII, the Company will be terminated, and the Liquidator will cause the filing of the Certificate of Cancellation pursuant to Section 18-203 of the Act and will take all other actions as may be necessary to terminate the Company.

SECTION 12.7 Allocations During Period of Liquidation. During the period commencing on the first day of the Fiscal Year during which a Dissolution Event occurs and ending on the date on which all of the Company’s assets have been distributed to the Members pursuant to Section 12.2 (the “Liquidation Period”), the Members will continue to share Profits, Losses, gain, loss, and other items of Company income, gain, loss, or deduction in the manner provided in Article III.

SECTION 12.8 Character of Liquidating Distributions. All payments made in liquidation of the interest of a Member in the Company will be made in exchange for the interest of that Member in Property pursuant to Code Section 736(b)(1), including the interest of that Member in Company goodwill.

SECTION 12.9 The Liquidator.

(a) Definition. The “Liquidator” means a Person appointed by the Management Committee to oversee the Company’s liquidation.

(b) Fees. The Company is authorized to pay a reasonable fee to the Liquidator for its services performed pursuant to this Article XII and to reimburse the Liquidator for its reasonable costs and expenses incurred in performing those services.

(c) Indemnification. The Company will indemnify, save harmless, and pay all judgments and claims against the Liquidator or any officers, directors, agents, or employees of the Liquidator relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Liquidator, or any agents, representatives, or employees of the Liquidator in connection with the Company’s liquidation, including reasonable attorneys’ fees incurred by the Liquidator, or its agents, representatives, or employees in connection with the defense of any action based on any act or omission, which attorneys’ fees may be paid as incurred, except to the extent that liability or damage is caused by the fraud, intentional misconduct of, or a knowing violation of applicable law by the Liquidator or its agents, representatives, or employees.

SECTION 12.10 Form of Liquidating Distributions. For purposes of making distributions required by Section 12.2, the Liquidator may reasonably determine whether to distribute all or any portion of the Property in-kind or to sell all or any portion of the Property and distribute the proceeds from that sale, after considering the best interests of all Members.

ARTICLE XIII

POWER OF ATTORNEY; INDEMNIFICATION

SECTION 13.1 Managers As Attorneys-In-Fact. Each Member hereby makes, constitutes, and appoints the Manager(s) that it designates its true and lawful attorney(s)-in-fact, with full power of substitution and resubstitution, for it and in its name, place, and stead and for its use and benefit, to sign, execute, certify, acknowledge, swear to, file, publish, and record (i) all certificates of formation, amended name or similar certificates, and other certificates and instruments (including counterparts of this Agreement) that the respective Manager may deem necessary to be filed by the Company under the laws of the State of Delaware or any other jurisdiction in which the Company is doing or intends to do business, (ii) any and all amendments, restatements, or changes to this Agreement and the instruments described in clause (i), as now or hereafter amended, that the respective Manager may deem necessary to effect a change or modification of the Company in accordance with the terms of this Agreement, including amendments, restatements, or changes to reflect (A) any amendments adopted by the Members in accordance with the terms of this Agreement, (B) the admission of any substituted Member, and (C) the disposition by any Member of its Units, (iii) all certificates of cancellation and other instruments that the respective Manager deems necessary or appropriate to effect the Company’s dissolution and termination pursuant to this Agreement’s terms, and (iv) any other instrument that is now or may hereafter be required by law to be filed on behalf of the Company or is deemed necessary by the respective Manager to carry out fully the provisions of this Agreement in accordance with its terms. Each Member authorizes its designated attorneys-in-fact to take any further action that the attorney-in-fact considers necessary in connection with any of the foregoing, hereby giving each designated attorney-in-fact full power and authority to do and perform each and every act or thing whatsoever required to be done in connection with the foregoing as fully as that Member might or could do personally, and hereby ratifies and confirms all that any designated attorney-in-fact lawfully does, or causes to be done, consistent with this Section 13.1.

SECTION 13.2 Nature of Special Power. The power of attorney that each Member grants to its designated Manager(s) pursuant to this Article XIII:

(a) Is a special power of attorney coupled with an interest and is irrevocable;

(b) May be exercised by any designated attorney-in-fact by listing the Members executing any agreement, certificate, instrument, or other document with the single signature of the attorney-in-fact acting as attorney-in-fact for that Member; and

(c) Will survive and not be affected by the subsequent Bankruptcy, insolvency, dissolution, or cessation of existence of a Member and will survive the delivery of an assignment by a Member of the whole or a portion of its (except that where the assignment is of all of the Units owned by that Member and the assignee, with the other Members’ consent, is admitted as a substituted Member, the power of attorney will survive the delivery of that assignment for the sole purpose of enabling any designated attorney-in-fact to effect that substitution) and will extend to that Member’s or assignee’s successors and assigns.

SECTION 13.3 Indemnification.

(a) The Company will indemnify, to the fullest extent permitted by applicable law, an Indemnified Representative against any liability or loss (including (x) costs of prosecuting a claim under this Section and (y) losses resulting from any injury to Persons or damage to property) irrespective of whether such losses are caused or alleged to be caused by a failure to act by the Indemnified Representative or as a result of the Indemnified Representative’s strict liability or otherwise (collectively, “Indemnified Losses”) incurred in connection with any Proceeding in which the Indemnified Representative may be involved as a party or otherwise, as and when incurred, by reason of the fact that the Indemnified Representative is or was serving in an Indemnified Capacity, including liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, or act giving rise to liability, except:

(i) where that indemnification is prohibited by applicable law; or

(ii) where the conduct of the Indemnified Representative:

(A)	constitutes gross negligence, bad faith, reckless conduct, intentional misconduct or a knowing violation of law;

(B)	is based on or attributable to the receipt by the Indemnified Representative from the Company of a personal benefit to which the Indemnified Representative is not legally entitled; or

(C)	is based on or attributable to a breach of this Agreement.

(b) If an Indemnified Representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which that Indemnified

Representative may be subject, the Company will indemnify that Indemnified Representative to the maximum extent permitted by law for that portion of the liabilities.

(c) The termination of a Proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the Indemnified Representative is not entitled to indemnification.

(d) For purposes of this Agreement:

(i) “Indemnified Capacity” means any and all past, present and future service by an Indemnified Representative in one or more capacities as a Member, Manager, or employee of the Company;

(ii) “Indemnified Representative” means any and all Members, Managers, employees, representatives and authorized agents of the Company and any and all employees, representative and authorized agents of each of the Members and their respective Affiliates; and

(iii) “Proceeding” means any threatened, pending, or completed action, suit, appeal, or other proceeding of any nature, whether civil, criminal, administrative, or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members or security holders or otherwise.

(e) Notwithstanding any other provision of this Section 13.3, the Company will not indemnify under this Section an Indemnified Representative for any liability incurred in a Proceeding initiated (which will not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the Person seeking indemnification unless that initiation of or participation in the Proceeding is authorized, either before or after its commencement, by a Unanimous Written Consent. This Section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an Indemnified Representative granted by or pursuant to this Section.

(f) The Company will pay the expenses (including reasonable attorneys’ fees and disbursements) incurred in good faith by an Indemnified Representative in advance of the final disposition of a Proceeding or the initiation of or participation in a Proceeding that is authorized either before or after its commencement, by a Unanimous Written Consent, upon receipt of an undertaking by or on behalf of the Indemnified Representative to repay the amount if it is ultimately determined that the Indemnified Representative is not entitled to be indemnified by the Company pursuant to this Section. The financial ability of an Indemnified Representative to repay an advance will not be a prerequisite to the making of such advance.

(g) An Indemnified Representative who is entitled to indemnification under this Section will be entitled to receive all amounts due under this Section within 30 calendar days after a written request for indemnification has been delivered to the Management Committee.

(h) If the indemnification provided for in this Section or otherwise is unavailable for any reason (other than Section 13.3(a)) in respect of any liability or portion of any liability, the Company will contribute to the liabilities to which the Indemnified Representative may be subject in appropriate proportion to reflect this Section’s intent.

(i) To the extent that an Indemnified Representative of the Management Committee has been successful on the merits or otherwise in defense of any Proceeding or in defense of any claim, issue, or matter in any Proceeding, that Person will, to the fullest event provided by law, be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by that Person in connection with that Proceeding.

(j) All rights under this Section 13.3 will be deemed a contract between the Company and the Indemnified Representative pursuant to which the Company and each Indemnified Representative intend to be legally bound. Any repeal, amendment, or modification of this Section 13.3 will be prospective only and will not affect any rights or obligations then existing.

(k) The rights granted by this Section 13.3 will not be deemed exclusive of any other rights to which those seeking indemnification, contribution, or advancement of expenses may be entitled under any statute or contract, both as to action in an Indemnified Capacity and as to action in any other capacity. The indemnification, contribution, and advancement of expenses provided by or granted pursuant to this Section 13.3 will continue as to a Person who has ceased to be an Indemnified Representative in respect of matters arising before that time, and will inure to the benefit of the heirs, executors, administrators, personal representatives, successors, and permitted assigns of that Person.

(l) Each Person who acts as an Indemnified Representative will be deemed to be doing so in reliance upon the rights of indemnification, contribution, and advancement of expenses provided by this Section 13.3.

SECTION 13.4 Procedures.

(a) An Indemnified Representative will promptly notify the Company of any Indemnified Losses the Indemnified Representative believes she may incur. Failure to provide this notice will not affect the Company’s obligations under this Agreement except to the extent the Company is actually prejudiced by that failure.

(b) The Company will have the right to participate in and control the defense of any pending or threatened Proceeding pursuant to which an Indemnified Representative may incur Indemnified Losses and, in connection with that defense, retain counsel reasonably satisfactory to each Indemnified Representative, at the Company’s expense, to represent each Indemnified Representative and any others the Company may designate. The Company will keep the Indemnified Representative advised of the status of that Proceeding and will consider in good faith the Indemnified Representative’s recommendations with respect to defending against that Proceeding.

(c) An Indemnified Representative will have the right to retain its own counsel at its own expense. However, an Indemnified Representative will have the right to retain its own counsel at the Company’s expense if (i) the Company (subject to Section 5.1(b)(ii)(F)) and that Indemnified Representative mutually agree to retain that counsel, (ii) the Company fails, within a reasonable time after having been notified of the existence of a pending or threatened Proceeding pursuant to which the Indemnified Representative may incur Indemnified Losses, to assume the defense of that Proceeding or (iii) the named parties to any Proceeding (including any impleaded parties) include both the Company and the Indemnified Representative and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The Company will not, in respect of the legal expenses of any Indemnified Representative in connection with any Proceeding or related Proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Representatives.

(d) The Company will not be liable for any negotiated settlement of any Proceeding effected without its written consent (which consent shall not be unreasonably withheld or delayed), but if settled with such consent or if there is a final judgment for the party entitled to indemnification hereunder which is not based on any settlement effected without such consent, the Company agrees to indemnify each Indemnified Representative, to the extent provided in Section 13.3, from and against all Indemnified Losses by reason of such settlement or judgment. The Company will not effect any negotiated settlement of any pending or threatened Proceeding in respect of which any Indemnified Representative is seeking indemnification under this Agreement without the each Indemnified Representative’s prior written consent (which consent will not be unreasonably withheld or delayed by any Indemnified Representative), unless that settlement includes an unconditional release of each Indemnified Representative from all liability and claims included in that Proceeding.

(e) As necessary or useful to the defending party in effecting the foregoing procedures, the parties will cooperate in the execution and delivery of agreements, instruments, and other documents and in the provision of access to witnesses, documents, and property (including access to perform interviews, physical investigations, or other activities).

ARTICLE XIV

MISCELLANEOUS

SECTION 14.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been delivered, given, and received for all purposes (i) on the day delivered, if delivered personally to the Person or to an officer of the Person to whom the same is directed, (ii) on the first Business Day after transmission, if sent by facsimile, if such facsimile is followed by a hard copy of the facsimile communication sent promptly thereafter as described in clause (iii) of this Section 14.1, or (iii) on the date shown on the return receipt if sent by registered or certified first-class mail or nationally recognized overnight carrier, return receipt requested, postage and charges prepaid, addressed as follows, or to any other address as may from time to time be specified by notice to the Members, the Managers, and the Company:

(a) To the Company, to the address determined pursuant to Section 1.4;

(b) To a Manager, to his or her address set forth in Exhibit C;

(c) To a Member, to its address set forth in Exhibit A.

Any party has the right to change its address or other contact information for notice by giving notice to each other party in accordance with the terms of this Section. In no event will delivery to a copied Person alone constitute delivery to the party represented by that copied Person.

SECTION 14.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term, and provision of this Agreement will be binding upon and inure to the benefit of the Members and their respective successors, transferees, and assigns.

SECTION 14.3 Construction. Every covenant, term, and provision of this Agreement will be construed simply according to its fair meaning and not strictly for or against any Member. The word “including” (and its syntactic variants) will be interpreted to mean “including without limitation” (and its syntactic variants). Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision. Unless otherwise specified, references to Sections, Articles, and Exhibits are references to this Agreement’s Sections, Articles, and Exhibits. The Exhibits to this Agreement are a part of this Agreement. All terms and any variations of terms will be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person or Persons may require.

SECTION 14.4 Survival. This Agreement’s termination will not affect the enforceability of any provision intended to survive termination, including Section 6.7, Section 6.8, Section 13.3, Section 13.4 and this Section 14.4.

SECTION 14.5 Severability. Except as otherwise provided in the succeeding sentence, every provision of this Agreement is intended to be severable, and, if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity will not affect the validity or legality of the remainder of this Agreement. The preceding sentence of this Section 14.5 will be of no force or effect if the consequence of enforcing the remainder of this Agreement without that illegal or invalid term or provision would be to cause any Member to lose the material benefit of its economic bargain.

SECTION 14.6 Counterpart Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the Members had signed the same document. All counterparts will be construed together and will constitute one agreement.

SECTION 14.7 Dispute Resolution; Governing Law; Waivers Related to Jurisdiction and Venue.

(a) Except as specifically set forth herein or in the Master Transaction Agreement or any of the Related Agreements, the Members and the Company will resolve any dispute, controversy, or claim related to this Agreement or the transactions contemplated by this Agreement (a “Dispute”) using the procedures set forth in this Section 14.7, as the sole and exclusive remedy in lieu of any other available remedies, including filing any Proceeding in any forum. For purposes of this Section 14.7, reference to Member includes that Member’s Affiliates.

(b) The Members and the Company will attempt in good faith to resolve any Dispute promptly by negotiation. All negotiations pursuant to this clause will be confidential, and with respect to claims involving litigation or anticipated litigation with third parties, will be subject to the joint defense or common interest privilege and/or other privileges. The negotiations will also be treated as compromise and settlement negotiations pursuant to the full extent of the Federal Rules of Civil Procedure. If the Members and the Company are unable to resolve a Dispute within five Business Days after a Member receives a request in writing to begin negotiating regarding that Dispute, then the issue giving rise to the Dispute shall be referred to and resolved by the General Counsel, or other equivalent officer, of GLCC and the General Counsel, or other equivalent officer, of Occidental Chemical Corporation (collectively, the “Executives”). In the event the Executives are unable to resolve the Dispute after a further period of twenty Business Days, either Member may give notice requiring arbitration within the ten Business Days immediately following such period, using the procedures specified in Section 14.1. The arbitration will be conducted according to the provisions of this Section 14.7.

(c) Any Dispute that has not been resolved by negotiation will be settled by an arbitral tribunal in Washington, D.C. Subject to the terms of this Agreement, the arbitral tribunal will conduct the arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “AAA”) as supplemented by (A) the AAA optional rules for emergency measures of protection and (B) if the amount of disclosed aggregate value of all claims exceeds $I million (excluding interest, arbitration fees and costs), the AAA optional procedures for large disputes. The foregoing rules and procedures as in effect (including any amendments throughout the period of the arbitration) will be deemed to be incorporated by reference into this Section 14.7. The parties will attempt to agree upon a single arbitrator who shall be neutral. If the Members are unable to agree upon a single arbitrator within five Business Days from receipt of the notice requiring arbitration, the arbitral tribunal will be composed of three arbitrators to be selected as follows: GL will choose one arbitrator, LI will choose one arbitrator, in each case within 14 calendar days after the demand for arbitration is filed, and those two arbitrators, within 30 calendar days after the demand for arbitration is filed, will choose the third arbitrator, who will be neutral, will be an attorney and will serve as the chairman of the arbitral tribunal. The Members hereby agree that the arbitrators selected by each of them shall not be deemed neutral under the Commercial Arbitration Rules of the AAA, and each Member shall be permitted to communicate ex parte with the arbitrator chosen by it before the arbitral tribunal is finally composed. If the arbitrators appointed by the Members are unable to reach an agreement on the person to appoint as the third arbitrator within that time period, either Member may request the AAA to provide a list of five potential neutral arbitrators. Upon receipt of the list, the Members will strike the proposed neutral arbitrators from the list in turn, with the Member who requested arbitration striking first. So that each Member will have the opportunity to strike two neutral arbitrators and the last remaining proposed neutral arbitrator will be the third neutral arbitrator. If a Member fails to select its neutral arbitrator, the other Member will have the right to select all three of the neutral arbitrators that will compose the arbitral tribunal. Regardless of how appointed, the third neutral arbitrator must have at least 10 years experience acting as an arbitrator. If a neutral arbitrator is unable to serve, his or her replacement will be selected in the same manner as the neutral arbitrator to be replaced was selected.

(d) The Members and the Company may propound reasonable discovery on the other Member and the Company in accordance with the Federal Rules of Civil Procedure, including written interrogatories, requests for production of documents or tangible items, requests for inspection, notices of deposition and requests for admission, except that (i) notice pursuant to this Agreement relevant to the Dispute will be deemed acceptable in lieu of service of process and (ii) the arbitral tribunal will set the time periods for any discovery. The other Member and the Company (as applicable) will produce any deponent and provide any responsive, non-privileged documents within 30 calendar days of its receipt of notice of a request (unless a discovery dispute is referred to the chair of the arbitral tribunal). Any dispute regarding discovery, or the relevance or scope of discovery, will be determined by the chair of the arbitral tribunal, which determination will be conclusive. Any discovery requests will be made within 90 calendar days following the appointment of the chair and any discovery will be completed within 120 calendar days following the appointment of the chair. The time limits for discovery may be extended by the chair of the arbitral tribunal for good cause at the request of any Member or the Company.

(e) The arbitral tribunal will apply the substantive law of the State of Delaware and will render a final award in accordance with the substantive law of the State of Delaware, excluding the conflict of law provisions of that State, within 180 calendar days of the appointment of the chair of the arbitral tribunal, and will set forth the reasons for the award in writing. The time limit may be extended by agreement of the Members or by the arbitrators for a period of up to 30 calendar days, if necessary. The arbitral tribunal’s written final order will include findings of fact and conclusions of law. The arbitral tribunal will have no authority to award indirect, consequential, exemplary, or punitive damages, lost profits or any other damages not measured by the prevailing Member’s or the Company’s actual damages, and may not, in any event, make any ruling, finding, or award that does not conform to this Agreement’s terms and conditions. The arbitrators will have the right to grant equitable remedies of specific performance, injunctions, or restraining orders. However, the arbitral tribunal will have no authority to amend this Agreement and the granting of any equitable relief will be conditioned upon the posting of an appropriate bond or other security.

(f) THE MEMBERS AND THE COMPANY WILL HAVE THE RIGHT TO ENFORCE ANY AWARDS DETERMINED BY THE ARBITRAL TRIBUNAL BY FILING SUIT ONLY IN ANY STATE OR FEDERAL COURT IN THE STATE OF DELAWARE. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, THE COMPANY AND EACH OF THE MEMBERS (ON BEHALF OF ITSELF AND ITS AFFILIATES) ACCEPTS THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND IRREVOCABLY AGREES TO BE BOUND BY ANY ACTION OF THOSE COURTS IN CONNECTION WITH THIS AGREEMENT. EACH OF THE MEMBERS WILL APPOINT THE CORPORATION TRUST COMPANY, THE PRENTICE-HALL CORPORATION SYSTEM, INC. OR A SIMILAR ENTITY AS AGENT TO RECEIVE ON ITS BEHALF SERVICE OF PROCESS IN ANY PROCEEDING IN ANY OF THOSE COURTS. THE FOREGOING CONSENTS TO JURISDICTION AND APPOINTMENTS OF AGENT TO RECEIVE SERVICE OF PROCESS WILL NOT CONSTITUTE GENERAL CONSENTS TO SERVICE OF PROCESS IN THE STATE OF DELAWARE FOR ANY PURPOSE EXCEPT AS PROVIDED ABOVE AND WILL NOT BE DEEMED TO CONFER RIGHTS ON ANY PERSON OTHER THAN THE PARTIES TO THIS AGREEMENT. EACH PARTY HEREBY WAIVES ANY OBJECTION IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE, OR FORUM NON-CONVENIENS.

(g) Neither the Members nor the arbitrators may disclose the existence or results of any arbitration under this Agreement or any evidence obtained, discovered, or presented during the course of the arbitration without the prior written consent of all the Members, other than (i) by filing of any arbitration award or entry of a judgment upon any arbitration award as provided in Section 14.7(f), (ii) to the Members’ Affiliates and their representatives, or (iii) as required by applicable law.

(h) As part of its decision, the arbitral tribunal will determine which party is the prevailing party in the arbitration and may award that prevailing party its reasonable attorneys’ fees and costs incurred in the arbitration.

(i) Any award rendered by the arbitrators in accordance with this Section 14.7 will be final and binding upon the Members and the Company. Judgment upon the award may be entered in any state or federal court in Delaware as provided in Section 14.7(f).

(j) EACH MEMBER HEREBY IRREVOCABLY WAIVES AND RELEASES ANY RIGHTS TO A TRIAL BY JURY AND AGREES THAT IT WILL NOT SEEK A TRIAL BY JURY IN ANY PROCEEDING, INCLUDING A PROCEEDING INSTITUTED PURSUANT TO SECTION 14.7(F).

SECTION 14.8 Assignment. Neither the Company nor any Member may assign or delegate any of its rights or obligations pursuant to this Agreement except (a) with the prior written consent of all of the other Members, which consent may be withheld in those Members’ sole and absolute discretion, (b) in connection with a transfer of all of that Member’s Units to the extent this Agreement permits that transfer or (c) in connection with the sale or other disposition of all or a substantial portion of a Member’s flame retardant products business (or in the case of LI and its Affiliates, a sale of at least half the shares or assets of Occidental Chemical Corporation), whether by sale of assets, merger or otherwise, to a Person with (i) a net worth of at least $100,000,000 and (ii) a credit rating of “B” or better by Standard and Poor’s.

In witness whereof, the Parties have executed and delivered this Agreement as of the date first set forth above.

LAUREL INDUSTRIES HOLDINGS, INC.

By:
Name:	Mark M. Koppel
Title:	President

GREAT LAKES CHEMICAL CORPORATION

By:
Name: Title:	Richard Higgons Executive Vice President

GLCC LAUREL, LLC

By:
Name:	Harold James
Title:	General Manager

EXHIBIT A

MEMBERS

Name and Address	Initial Capital Contribution	Gross Asset Value	Percentage Interest

Laurel Industries Holdings, Inc. c/o Occidental Petroleum Corporation 10889 Wilshire Blvd. Los Angeles, CA 90024 Attn: Mark Koppel Phone: 310-443-6186 Facsimile: 310-443-6812 E-Mail: Mark Koppel@oxy.com	Contributions to be made on the Closing Date as set forth in the Asset Contribution Agreement	$23 million	50%

Great Lakes Chemical Corporation One Great Lakes Boulevard West Lafayette, IN 47906 Attn: Executive Vice President Flame Retardants and Brominated Performance Products Phone: 765-497-6760 Facsimile: 765-497-5535 E-Mail: abrisimi@glcc.com	Contributions to be made on the Closing Date as set forth in the Asset Contribution Agreement	$23 million	50%

EXHIBIT B

DEFINITIONS

“AAA” is defined in Section 14.7(c).

“Accepting Offeree” is defined in Section 10.1(d).

“Act” means the Delaware Limited Liability Company Act, 6 Delaware Code Section s 18-101 et seq., as amended from time to time (or any corresponding provisions of succeeding law).

“Additional Capital Contributions” means, with respect to each Member, the Capital Contributions made by that Member pursuant to Section 2.2. If Units are Transferred in accordance with this Agreement’s terms, the transferee will succeed to the transferor’s Additional Capital Contributions to the extent they relate to the Transferred Units.

“Additional Member” means any individual or entity admitted as a Member pursuant to Section 6.9.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in that Member’s Capital Account as of the end of the relevant Allocation Year, after giving effect to the following adjustments:

(i) Credit to that Capital Account any amounts that that Member is deemed to be obligated to restore pursuant to the penultimate sentences in Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and

(ii) Debit to that Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704 -1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently therewith.

“Adverse Act” means, with respect to any Member, any of the items described in clauses (i) through (vi) below.

(i) A failure of that Member to make any Capital Contribution required pursuant to any provision of this Agreement.

(ii) A determination that Member has committed a breach of any other material representation, warranty or covenant contained in this Agreement or defaulted on any other material obligation provided for in this Agreement (but excluding any obligations of any of the Members pursuant to any Related Agreement) and that breach or default continues unremedied for 30 calendar days after the date written notice of that breach or default has been given to that Member by any other Member. If, within 30 calendar days after written notice of that breach or default has been given to that Member, that Member delivers written notice (the “Contest Notice”) to each other Member that it contests that notice of breach or default, that breach or default will not constitute an Adverse Act unless (and assuming that the breach or default has not before that time been cured in full) there is a Final Determination that the Member’s actions or failures to act constituted an Adverse Act.

(iii) A Transfer of all or any portion of that Member’s Units in violation of this Agreement.

(iv) Any dissolution or liquidation of a Member or the taking of any action by its directors or majority equity holder looking to the dissolution or liquidation of that Member, unless substantially all assets of the Member are transferred or are to be transferred to an Affiliate of that Member.

(v) The Bankruptcy of that Member or the occurrence of any other event that would permit a trustee or receiver to acquire control of the affairs or assets of that Member.

(vi) A Change of Control of the Member.

An “Adverse Member” is any Member with respect to which an Adverse Act has occurred.

“Affiliate” means, with respect to any Person (i) any Person directly or indirectly controlling, controlled by, or under common control with that Person (ii) any officer, director, general partner, member or trustee of that Person, or (iii) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (ii) of this sentence. For purposes of this definition, the terms “controlling,” “controlled by,” or “under common control with” will mean the direct or indirect power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least 50% of the directors, managers, general partner, or Persons exercising similar authority with respect to that Person or entity. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall be deemed to be Affiliates of GL, LI, or any of their respective Affiliates.

“Agreement” is defined in the Preamble.

“Allocation Year” means (i) the period commencing on the Effective Date and ending on December 31, 2004, (ii) any subsequent 12 month period commencing on January 1 and ending on December 31, or (iii) any portion of the period described in clauses (i) or (ii) for which the Company is required to allocate Profits, Losses, and other items of Company income, gain, loss, or deduction pursuant to Article III.

“Annual Budget” is defined in Section 5.1(g).

“Antimony Products” means (a) antimony, antimony oxide, sodium antimonate, zinc borate, magnesium oxide, or zinc oxide or blends or combinations of such chemicals or (b) a product that is a blend of antimony and other additives either with or without a resin binder;

provided, however, that “Antimony Product” shall not mean any product that contains at least 10% of any other flame retardant materials (other than polybrominated epoxy resin or chlorinated paraffin). The Antimony Products described in clause (b) of the prior sentence as of the date of this Agreement are listed on Exhibit D, and the Parties understand and agree that Antimony Products will include any and all products any Party or the Company may develop in the future in substitution of the listed products having a formula substantially similar to those listed products.

“Asset Contribution Agreement” means the Asset Contribution and Sale Agreement by and among the Company, GL and LI, dated as of the date hereof.

“Authority” has the meaning set forth in the Master Transaction Agreement.

“Available Cash” means, as of March 31 of each Fiscal Year, cash or cash equivalents (including cash in bank accounts), less $1,000,000, less any amounts due and payable pursuant to the Note for the Distribution Period (as defined in the Note) ending on such date, less any Deferred Amounts (as defined in the Note) then in effect.

“Average LMB” is defined in the definition of Full Cost.

“Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.” A “Voluntary Bankruptcy” means, with respect to any Person (i) the inability of that Person generally to pay its debts as those debts become due, or an admission in writing by that Person of its inability to pay its debts generally or a general assignment by that Person for the benefit of creditors, (ii) the filing of any petition or answer by that Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of that Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for that Person or for any substantial part of its Property, or (iii) corporate action taken by that Person to authorize any of the actions set forth above. An “Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of that Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any petition against that Person, which petition is not be dismissed within 90 calendar days of filing, or without the consent or acquiescence of that Person, the entering of an order appointing a trustee, custodian, receiver, or liquidator of that Person or of all or any substantial part of that Person’s Property, which order is not be dismissed within 90 calendar days of filing.

“Business” means the business of developing, manufacturing, purchasing, or otherwise acquiring, using, distributing, marketing, exchanging, or selling an Antimony Product.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York, New York.

“Buy-Sell Price” is defined in Section 11.2(a).

“Capital Account” means, with respect to any Member, the Capital Account maintained for that Member in accordance with the following provisions:

(i) To each Member’s Capital Account there will be credited (A) that Member’s Capital Contributions, (B) that Member’s distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Section 3.3 or Section 3.4, and (C) the amount of any Company liabilities assumed by that Member or that are secured by any Property distributed to that Member. The principal amount of a promissory note that is not readily traded on an established securities market and that is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulations Section 1.704-1(b)(2)(ii)(c)) will not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and to the extent) principal payments are made on the note, all in accordance with Regulations Section 1.704-1(b)(2)(iv)(d)(2),

(ii) To each Member’s Capital Account there will be debited (A) the amount of money and the Gross Asset Value of any Property distributed to that Member pursuant to any provision of this Agreement, (B) that Member’s distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Section 3.2 or Section 3.3, and (C) the amount of any liabilities of that Member assumed by the Company or that are secured by any Property contributed by that Member to the Company,

(iii) In the event Units are Transferred in accordance with the terms of this Agreement, the transferee will succeed to the transferor’s Capital Account to the extent it relates to the Transferred Units, and

(iv) In determining the amount of any liability for purposes of subparagraphs (i) and (ii) above there will be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and will be interpreted and applied in a manner consistent with those Regulation Section. The Management Committee will (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q) and (ii) make any appropriate modifications if unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company with respect to the Units in the Company held or purchased by that Member, including Additional Capital Contributions; provided that Capital Contributions shall not include any Property deemed to be a disguised sale pursuant to Section 707(a)(2)(B) of the Code.

“Certificate” means the certificate of formation filed with the Secretary of State of the State of Delaware pursuant to the Act to form the Company, as originally executed and amended, modified, supplemented, or restated from time to time, as the context requires.

“Certificate of Cancellation” means a certificate filed in accordance with 6 Delaware Code Section 18-203.

“Change in Operating Assets and Liabilities” means changes in the following: trade accounts receivable; inventory; other current assets (which is intended to include the GL Inter-Company Receivable, the GL Receivable and the Oxy Receivable (each as defined in the Asset Contribution Agreement)); accounts payable and accrued expenses; other current liability; and other non-current liabilities, each as calculated in accordance with GAAP.

“Change of Control” with respect to any Member means that a Person (together with any Affiliates of such Person or Persons otherwise associated with such Person) or a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is or becomes the beneficial owner (as defined under Rule 13d of the Exchange Act), directly or indirectly, of shares of stock or other equity or contract rights relating to that Member entitling that Person to exercise more than 50% of the total voting power. However, a Change of Control will be deemed not to have occurred if (x) the acquisition causing the Change of Control is (i) an acquisition of shares of Occidental Petroleum Corporation’s publicly traded stock, (ii) an acquisition of shares of Occidental Chemical Corporation, or (iii) an acquisition of shares of GL’s publicly traded stock, and (y) the purchaser or surviving entity is a Person with (i) a net worth of at least $100,000,000, and (ii) a credit rating of “B” or better by Standard and Poor’s.

“Closing Date” has the meaning set forth in the Master Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means the limited liability company formed pursuant to this Agreement and the limited liability company continuing business in the event of the Company’s dissolution.

“Company Minimum Gain” has the same meaning as the term “partnership minimum gain” in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

“Confidential Information” is defined in Section 6.7.

“Contest Notice” is defined in clause (ii) of the definition of Adverse Act.

“Contributed Properties” means the properties comprising the Members’ initial Capital Contribution, as described in Section 2.1 and stated on Exhibit A, as the same may be amended in accordance with Section 2.1, and any Additional Capital Contributions made by the Members as described in Section 2.2, provided that Contributed Properties do not include any Property deemed to be a disguised sale pursuant to Section 707(a)(2)(B) of the Code.

“Damages” is defined in Section 11.1(c).

“Debt” means (i) any indebtedness for borrowed money or the deferred purchase price of property as evidenced by a note, bonds, or other instruments, (ii) obligations as lessee under capital leases, (iii) obligations secured by any mortgage, pledge, security interest, encumbrance, lien, or charge of any kind existing on any asset owned or held by the Company whether or not the Company has assumed or become liable for the obligations secured thereby, (iv) any obligation under any interest-rate swap agreement, (v) accounts payable, and (vi) obligations under direct or indirect guarantees of (including obligations (contingent or otherwise) to assure a creditor against loss in respect of) indebtedness or obligations of the kinds referred to in clauses (i), (ii), (iii), (iv), and (v) above. However, Debt will not include obligations in respect of any accounts payable that are incurred in the ordinary course of the Company’s business and are not delinquent or are being contested in good faith by appropriate proceedings.

“Depreciation” means, for each Allocation Year, an amount equal to the depreciation, amortization, or other cost-recovery deduction allowable with respect to an asset for that Allocation Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income-tax purposes at the beginning of that Allocation Year, Depreciation will be an amount that bears the same ratio to that beginning Allocation Year’s Gross Asset Value as the federal income-tax depreciation, amortization, or other cost-recovery deduction for that Allocation Year bears to that beginning adjusted tax basis. However, if the adjusted basis for federal income-tax purposes of an asset at the beginning of that Allocation Year is zero, Depreciation will be determined with reference to that beginning Gross Asset Value using any reasonable method selected by the Management Committee.

“Dispute” is defined in Section 14.7(a).

“Dissolution Event” is defined in Section 12.1.

“Distributable Cash Flow” means income of the Company and its Affiliates on a consolidated basis before United States federal tax (as calculated in accordance with GAAP), plus depreciation and amortization, plus or minus (as applicable) provisions for write-down of inventory and doubtful accounts, plus or minus, as applicable, gain or loss on disposition of assets outside the ordinary course of business, minus plant and equipment additions, plus plant or property impairment charges (to the extent not included in depreciation or amortization), plus proceeds from sale of assets outside the ordinary course of business, plus or minus (as applicable) Change in Operating Assets and Liabilities, each as calculated in accordance with GAAP, plus costs of moving equipment (other than equipment consisting of one kiln) to the Mexico Plant from any other facility of either of the Member’s or any of their respective Affiliates. The Members understand and agree that this definition of Distributable Cash Flow is intended to equal pre-U.S. federal income tax cash flow from operations less capital expenditures.

“Drag-Along Right” is defined in Section 10.1(f)(i).

“Effective Date” is defined in the preamble.

“Election Notice” is defined in Section 11.2(a).

“Election Period” is defined in Section 11.2(b).

“Exchange Act” is defined in the definition of Change of Control.

“Excluded Business” means the business of developing, manufacturing, purchasing or otherwise acquiring, using, distributing, marketing, exchanging, or selling, any and all flame retardant products and blends that are not included in the definition of Antimony Product. “Excluded Business” includes any and all current and future flame retardant businesses other than the Antimony Business, including any products or technologies that may replace any Antimony Product with another product that is not included in the definition of Antimony Product.

“Executives” is defined in Section 14.7(b).

“Final Determination” means (i) a determination set forth in a binding settlement agreement between the Company and the Member alleged to have committed an Adverse Act, which settlement agreement has been approved by the Management Committee, or (ii) a final determination by the arbitral tribunal pursuant to Section 14.7.

“Firm Offer” is defined in Section 10.1(b).

“ First Appraiser” is defined in Section 11.4(b).

“Fiscal Quarter” means (i) the period commencing on the Effective Date and ending on December 31, 2004, (ii) any subsequent period corresponding to the fiscal quarter established in accordance with GL’s policies for its other business units, or (iii) the period commencing on the last day of the immediately preceding Fiscal Quarter and ending on the date on which all Property is distributed to the Members pursuant to Article XII, whichever is applicable.

“Fiscal Year” means (i) the period commencing on the Effective Date and ending on December 31, 2004, (ii) any subsequent twelve-month period commencing on January 1 and ending on December 31, or (iii) the period commencing on the immediately preceding January 1 and ending on the date on which all Property is distributed to the Members pursuant to Article XII, whichever is applicable.

“Full Cost” means (a) in the case of antimony oxide, on a per pound basis, the lower of (i) the product of (x) the average London Metal Bulletin price for antimony metal (adjusted to a per pound basis) for the prior three months multiplied by (y) the percentage of antimony metal content of the sold product (plus the applicable yield loss as determined in accordance with the Company’s cost accounting policies and procedures), plus $.20 per pound of the sold product, or (ii) the product of (x) the spot London Metal Bulletin price for antimony metal (adjusted to a per pound basis) on the date of any such sale multiplied by (y) the percentage of antimony metal content of the sold product (plus the applicable yield loss as determined in accordance with the Company’s cost accounting policies and procedures), plus $.20 per pound of the sold product (the amount calculated in clause (a) of this definition shall be referred to herein as the “Average LMB”) and (b) in the case of other sold products, on a per pound basis, the Average LMB plus the standard cost (taking into account the applicable yield loss as determined in accordance with the Company’s cost accounting policies and procedures) of other raw materials included in such products plus conversion costs (including but without duplication the $.20 per pound added in the calculation of the Average LMB).

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“GL” means Great Lakes Chemical Corporation, a Delaware corporation.

“GL Mexico” mean Great Lakes Chemical Corporation de Mexico, S.A. de C.V.

“GL Secundment Agreement” has the meaning set forth in the Master Transaction Agreement.

“Gross Appraised Value” is defined in Section 11.4.

“Gross Asset Value” means with respect to any asset, the asset’s adjusted basis for federal income-tax purposes, except as follows:

(i) The initial Gross Asset Value of any asset contributed by a Member to the Company will be the gross fair market value of that asset, as determined by the Management Committee as of the date of contribution of that asset to the Company, provided that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 2.1 will be as set forth in that section;

(ii) The Gross Asset Values of all Company assets will be adjusted to equal their respective gross fair market values (taking Code Section 7701(g) into account), as determined by the Management Committee, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; and (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), provided that an adjustment described in clauses (A) and (B) of this clause (ii) will be made only if the Management Committee reasonably determines that the adjustment is necessary to reflect the relative economic interests of the Members in the Company;

(iii) The Gross Asset Value of any item of Company assets distributed to any Member will be adjusted to equal the gross fair market value (taking Code Section 7701(g) into account) of that asset on the date of distribution as reasonably determined by the Management Committee; and

(iv) The Gross Asset Values of Company assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of those assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that those adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Profits” and “Losses” or Section 3.2(g). However, Gross Asset Values will not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (i), (ii), or (iv), that Gross Asset Value will thereafter be adjusted by the Depreciation taken into account with respect to that asset, for purposes of computing Profits and Losses.

“Indemnified Capacity” is defined in Section 13.3(d)(i).

“Indemnified Losses” is defined in Section 13.3(a).

“Indemnified Representative” is defined in Section 13.3(d)(ii).

“Involuntary Bankruptcy” is defined in the definition of “Bankruptcy.”

“LI” is defined in Section 5.1(c).

“Liquidation Period” is defined in Section 12.7.

“Liquidator” is defined in Section 12.9(a).

“Losses” is defined in the definition of “Profits” and “Losses.”

“Managers” means the individuals designated by the Members to serve on the Management Committee.

“Management Committee” is defined in Section 5.1(a).

“Management Committee Action” is defined in Section 5.1(b).

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of March 15, 2004, by and among GL, LI and Occidental Chemical Corporation, as the same may be amended.

“Member” means any Person (i) who is listed on Exhibit A, or who has become a substituted Member pursuant to this Agreement’s terms, and (ii) who has not ceased to be a Member.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Regulations Section 1.704-2(b)(4), substituting the word “Member” for “Partner” and “Company” for “Partnership”, wherever they appear.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if that Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2), substituting the word “Member” for “Partner” and “Company” for “Partnership”, wherever they appear.

“Mexico Plant” is defined in the Asset Contribution Agreement.

“Net Equity” is defined in Section 11.3.

“Non-Contingent Amount” has the meaning set forth in the Note.

“Nonrecourse Deductions” is defined in Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Nonrecourse Liability” is defined in Regulations Section 1.704-2(b)(3).

“Note” means the Conditional Promissory Note executed by the Company in favor of LI, dated as of the date hereof.

“Offerees” is defined in Section 10.1(b).

“Offer Notice” is defined in Section 10.1(b).

“Offer Period” is defined in Section 10.1(c).

“Offer Price” is defined in Section 10.1(a).

“Offered Units” is defined in Section 10.1.

“Percentage Interest” means, with respect to any Member as of any date, the ratio (expressed as a percentage) of the number of Units held by that Member on that date to the aggregate Units held by all Members on that date. The Percentage Interest of each Member immediately after the Effective Date is set forth in Exhibit A.

“Person” means any individual, partnership (whether general or limited), limited liability company, corporation, trust, estate, association, nominee, government agency or subdivision, or other entity.

“PET Catalyst Products” means catalysts based on antimony used in polyethylene terephthalate production.

“Plant Budget” means the annual budget for operations and capital expenditures relating to the Mexico Plant (as defined in the Asset Contribution Agreement).

“Plant Services Agreement” means the Plant Services Agreement by and between Occidental Chemical Corporation and the Company, dated as of the date hereof.

“Proceeding” is defined in Section 13.3(e).

“Profits” and “Losses” mean, for each Allocation Year, an amount equal to the Company’s taxable income or loss for such Allocation Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) will be included in taxable income or loss), with the following adjustments (without duplication):

(i) Any Company income that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses” will be added to such taxable income or loss;

(ii) Any Company expenditures described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1 (b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition of “Profits” and “Losses,” will be subtracted from that taxable income or loss;

(iii) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Gross Asset Value,” the amount of that adjustment will be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of that asset and will be taken into account for purposes of computing Profits or Losses;

(iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income-tax purposes will be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of that Property differs from its Gross Asset Value;

(v) In lieu of the depreciation, and amortization deductions taken into account in computing that taxable income or loss, there will be taken into account Depreciation for such Allocation Year, computed in accordance with the definition of Depreciation;

(vi) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) is required, pursuant to Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and will be taken into account for purposes of computing Profits or Losses; and

(vii) Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 3.2 or Section 3.3 will not be taken into account in computing Profits or Losses.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 3.2 and Section 3.3 will be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Property” means all real and personal property acquired by the Company, including cash, and any improvements to that property, and includes both tangible and intangible properly.

“Purchase Commitment” is defined in Section 11.2(b).

“Purchase Notice” is defined in Section 11.2(b).

“Purchase Offer” is defined in Section 10.1(a).

“Purchaser” is defined in Section 10.1(a).

“Purchasing Member” is defined in Section 11.2(b).

“Reconstitution Period” is defined in Section 12.1(b).

“Regulations” means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as those regulations are amended from time to time.

“Regulatory Allocations” is defined in Section 3.4.

“Rejection Notice” is defined in Section 10.1(f)(i).

“Related Person” is defined in Section 5.1(b)(ii)(F).

“Related Agreements” means the (a) Master Transaction Agreement; (b) Asset Contribution Agreement; (c) Services Agreement; (d) GL Secundment Agreement; (e) Mexican Tolling Agreement Assignment (as defined in the Master Transaction Agreement); (f) Note; (g) Tolling and Supply Agreement, dated as of the date hereof, by and between the Company and GL; (h) GL License (as defined in the Master Transaction Agreement); (i) Plant Services Agreement; (j) Pyronil Assets Transfer Document (as defined in the Master Transaction Agreement); (k) Inventory Bill of Sale (as defined in the Master Transaction Agreement); and (1) Supply Agreement (as defined in the Master Transaction Agreement).

“Second Appraiser” is defined in Section 11.4(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” is defined in Section 10.1.

“Services Agreement” means the Sales Agency and Services Agreement between GL and the Company, dated as of the date hereof.

“Strategic Plan” is defined in Section 5.1(i).

“Subsidiary” means, with respect to any Person, any other Person of which such Person owns, directly or indirectly, at least 50% of (i) the outstanding capital stock of a corporation having ordinary voting power to elect a majority of the board of directors or other equivalent body, (ii) the outstanding ownership interests of any kind of a limited liability company, (iii) the interest in the capital or profits of a partnership or joint venture, or (iv) the beneficial interest of a trust or estate. For purposes of this definition, the Subsidiaries of the Company shall include GL Mexico and GLCC Mexico Holdings, Inc.

“Tag-Along Right” is defined in Section 10.1(f)(ii).

“TMP” or “Tax Matters Partner” is defined in Section 8.3(d).

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge or hypothecate, or otherwise dispose of.

“Transferred Units” means Units that a Member has transferred.

“Unanimous Written Consent” means any written description of a Management Committee Action signed and delivered by each Manager on the Management Committee or agreed upon by each Manager via electronic communication. The Managers may sign a Unanimous Written Consent in any number of counterparts and may deliver a Unanimous Written Consent by facsimile or electronic mail.

“Units” or “Unit” means an ownership interest in the Company, including any and all benefits to which the holder of those Units may be entitled as provided in this Agreement, together with all obligations of that Person to comply with this Agreement.

“Voluntary Bankruptcy” is defined in the definition of “Bankruptcy.”

EXHIBIT C

INITIAL MANAGERS

Initial Managers appointed by GL:

Angelo C. Brisimitzakis

John J. Gallagher III

Address:

One Great Lakes Boulevard

West Lafayette, Indiana 47906

Initial Manager appointed by LI:

Mark Koppel

Address:

10889 Wilshire Boulevard

Los Angeles, California 90024

EXHIBIT D

PRODUCT LIST

Material description	Material	Components	GENERIC COMPONENTS

TO COMPANY FROM GL

Fyrebloc 1406,BX,Gaylord,1000kg	20013790	85% TMS, 15 % Elavoy 741	85%ATO/15%RESIN
Fyrebloc 1411,BG,PE,25kg,20/CP1	20014722	80% TMS-P, 20% Nylon 6	80%ATO/20%RESIN
Fyrebloc 3SA-080Q4,BX,2000lb	20000144	80% Pyrobloc SAP2 , 20% Polyethelene Mobil Grade	80%ATO/20%RESIN
Fyrebloc 400,BG,25kg	20010391	90% TMS, 10 % wax	90%ATO/10% RESIN
Fyrebloc 401,BG,PE,25kg,40/PAL	20011501	90% TMS, 10 % PETS wax	90%ATO/10% RESIN
Fyrebloc 4AO-070N5,BX,1050kg	20011781	70% TT 50, 30% Polyamide 6	70%ATO/30%RESIN
Fyrebloc 4AO-070N5,BX,2000lb	20003205	70% TT 50, 30% Polyamide 6	70%ATO/30%RESIN
Fyrebloc 4AO-H70N1,BX,10001b	20000240	70% TMS, 30% Resin Zytel 101	70%ATO/30%RESIN
Fyrebloc 4AO-H80Q4,BX,2000lb	20000441	80% TMS-HP, 20% Resin	80%ATO/20%RESIN
Fyrebloc 4AO-H80Q4,PL,PLAS,25kg,18/PAL	20000450	80% TMS-HP, 20% Resin	80%ATO/20%RESIN
Fyrebloc 5AO-080Y8,BX,1000kg	20000510	80% TMS, 20% Polypropylene	80%ATO/20%RESIN
Fyrebloc 5AO-080Y9,BG,25kg	20014302	80% TMS, 20% Resin HG Polymer	80%ATO/20%RESIN
Fyrebloc 5AO-080Y9,BX,50lb	20000271	80% TMS, 20% Resin HG Polymer	80%ATO/20%RESIN
Fyrebloc 5AO-090P5,BG,25kg	20000255	90% TMS, 10% Resin, Low Density	90%ATO/10% RESIN
Fyrebloc 5ZB-060Y9,BG,25kg	20013941	60% Zinc Borate, 40% Polypropelene	60%ZINC BORATE/40%RESIN
Fyrebloc 6AO-085E8,BX,2000lb	20000161	85% TMS, 15%Elvax 470	85%ATO/15%RESIN
Fyrebloc SS65,BX,1000lb	20000142	65 % SAP 2 , .005% ANOX 20, 35% SURLYN 8920	65%ATO/35% RESIN

TO COMPANY FROM LI

PA-1785A	65.0% Sodium Antimonate; 34.5%Surlyn Resin 8920; 0.5% Irganox 1010
PA-2122	65.0% Sodium Antimonate; 34.5% Surlyn Resin 8920; 0.5% Irganox 1010
Thermoguard S/PE-80/20	80.0% Antimony Oxide; 20.0% LDPE
PA-2113A	70% Antimony Oxide; 30.0% Nylon Zytel 101
Thermoguard S/PE 90/10	90.0% Antimony Oxide; 10.0% LDPE
Ultrafine PE 80/20	80.0% UF Antimony Oxide; 20.0% LDPE
Thermoguard 243-S	25.0% Antimony Oxide; 75.0% Polybrominated Epoxy Resin
PA 1869	18.0% Antimony Oxide; 60.0% LDPE; 22.0% Chlorinated Parrafin
Thermoguard FR/PE-80/20	80.0% Sodium Antimonate; 20% LDPE

INDY 1321654v15